As filed with the Securities and Exchange Commission on August 3, 2005

Registration No. 333-126856

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
AMENDMENT No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADSOUTH PARTNERS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	7310	68-0448219
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1515 N. Federal Highway, Suite 418, Boca Raton, FL 33432, (561) 750-0410
(Address and telephone number of Principal Executive Offices)

1515 N. Federal Highway, Suite 418, Boca Raton, FL 33432
(Address of principal place of business)

Mr. Anton Lee Wingeier, Chief Financial Officer
Adsouth Partners, Inc.
1515 N. Federal Highway, Suite 418
Boca Raton, FL 33432
Telephone: (561) 750-0410
Fax: (561) 750-0420
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:
Asher S. Levitsky P.C.
Esanu Katsky Korins & Siger, LLP
605 Third Avenue
New York, NY 10158
Telephone: (212) 716-3239
Fax: (212) 716-3338

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.0001 per share(2)	12,572,548	$.60	$7,543,529	$887.87
Common Stock, par value $.0001 per share(3)	12,893,350	$1.283	$16,545,760	$1,947.44
				$2,835.31

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on the last sale price of the common stock on the OTC Bulletin Board of $.60 on July 20, 2005 for the outstanding shares of common stock and the shares of common stock issuable upon conversion of the preferred stock (12,572,548 shares) and the average exercise price with respect to the 12,893,350 shares of common stock issuable upon exercise of warrants.

(2)	Represents 1,533,535 outstanding shares of common stock and 11,039,013 shares of common stock issuable upon conversion of series B preferred stock.
(3)	Represents 12,893,350 shares of common stock issuable upon exercise of warrants at an average exercise price of $1.283 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 3, 2005

PROSPECTUS
25,465,898 Shares
ADSOUTH PARTNERS, INC.
Common Stock
OTC Bulletin Board Trading Symbol: ASPR

The selling stockholders may offer and sell from time to time up to an aggregate of 25,465,898 shares of our common stock that they have acquired or may acquire from us, including shares that they may acquire upon conversion of series B convertible preferred stock and exercise of warrants. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, including limitation on the number of shares that may be issued upon conversion of the series B preferred stock or certain of the warrants, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $55,000.

On August 2, 2005, the last reported sales price for our common stock on the OTC Bulletin Board was $.50.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock.

The date of this Prospectus is August __, 2005

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

Our business consists of two operating segments, advertising and products. Since July 8, 2003, when Adsouth, Inc. was formed, we have provided advertising agency services specializing in direct response media campaigns. Our advertising agency services include:

•	the placement of advertising in television, internet and print media outlets;

•	the production of advertising content including television commercials, print advertising and other graphics design literature; and

•	advertising and marketing consulting services.

Our advertising segment generated revenue of $415,000 for the three months ended March 31, 2005, $2,925,000 for 2004 and $789,000 for 2003. Because we were organized and commenced business in July 2003, financial information for 2003 relates to the period from July 8, 2003 (date of inception) to December 31, 2003.

Our strategy is to combine our advertising and direct marketing resources with our knowledge of the retail market to develop, acquire or obtain rights to products which we believe can our enhance our overall business. In furtherance of this strategy we have obtained the rights to the following products since February 2004.

•
We acquired the Dermafresh line of skin care products in February 2004. At that time, there was one Dermafresh product, a microdermabrasion kit skin care product. Since then, we have expanded the line and it presently consists of nine skin care products.

•
We entered into an exclusive distribution agreement for Simon Cosmetic’s line of skin care products covering North America. The initial Simon Solutions Line product is a lip solution product, which is a lip enhancement product that is endorsed by Pamela Sue Anderson and was introduced in the retail market in April 2005.

•	In January 2005, we acquired the Miko brand, which consists of a line of marinades and dressing sauces.

•
In February 2005, we entered into an agreement with Great American Products, Inc. which granted us the one-year exclusive right to sell Great American Products’ Ultimate HGH nutritional product in Asia, Africa, the former Soviet Union, Eastern and Western Europe, the South Pacific, Mexico and South America.

•
In February 2005, we entered into a agreement with Delmar, Inc., pursuant to which Delmar is creating a new line of skin care products which utilize Delmar’s proprietary technology that incorporates the nutrients included in the whole egg and is used in Delmar’s proprietary L’Avenir products. The agreement gives us exclusive distribution rights for mass market distribution in the United States and Canada. We intend to market these products under the name “e70.”

We generated product revenue from our products segment of $1,306,000 for the three months ended March 31, 2005 and $1,119,000 for 2004. We did not sell any products in 2003. All of our product sales for 2004 were sales of our Dermafresh products. We did not sell any other products in 2004. We filled our initial orders for the Simon Solutions Lip Solution Product in January 2005, and we formally introduced the product in the retail market in April 2005. We intend to introduce other skin care products during 2005. We commenced marketing the Miko brand marinades and dressings in January 2005. We intend to introduce the Great American Ultimate HGH nutritional product in selected markets during 2005.

About Us

We are a Nevada corporation organized under the name Zenith Transportation, Inc., in December 1998. Our name was changed to Zenith Technology, Inc. in February 1999. In January 2004, in a transaction characterized as a reverse acquisition, we acquired Adsouth, Inc. and our corporate name was changed to Adsouth Partners, Inc. The transaction by which we acquired the stock of Adsouth, Inc. is referred to in this prospectus as the “reverse acquisition.” From and after January 4, 2004, our business was the business conducted by Adsouth, Inc. prior to the reverse acquisition.

We effected the reverse acquisition through a share exchange agreement dated January 4, 2004 by and among The Tiger Fund, Inc., which was then our controlling stockholders, us and John P. Acunto, Jr. and Angela E. Acunto, who were the sole stockholders of Adsouth, Inc. Pursuant to the share exchange agreement, The Tiger Fund transferred 1,866,667 shares of common stock to Mr. and Mrs. Acunto in consideration for which they transferred all of the outstanding stock of Adsouth, Inc. to us. Upon completion of the share exchange transaction, the control of our company had changed such that Mr. and Mrs. Acunto collectively owned more than 50% of our outstanding common stock.

The accounting rules for reverse acquisitions require that beginning January 4, 2004, our balance sheet includes the assets and liabilities of Adsouth, Inc. and our equity accounts were recapitalized to reflect the net equity of Adsouth, Inc. In addition, the 2003 operating results are those of Adsouth, Inc.

Our executive offices are located at 1515 North Federal Highway, Suite 418, Boca Raton, Florida 33432, telephone (561) 750-0410. Our website is www.adsouthinc.com. Neither the information nor other statements contained in our website nor the information contained in any other Internet website is a part of this prospectus.

References to “we,”“us,”“our” and similar words refer to Adsouth Partners, Inc. and its subsidiaries, unless the context indicates otherwise, and prior to the effectiveness of the reverse acquisition these terms refer to Adsouth, Inc.

Reverse Split

On March 25, 2005, we effected a one-for-15 reverse split of our common stock. All share and per share information in this prospectus retroactively reflect such reverse split.

Issuance of Securities to the Selling Stockholders

The selling stockholders acquired their shares in private placements during 2004 and 2005.

In June and July 2004, we issued 180,001 shares of common stock to two investors for a total of $251,000.

In February 2005, we issued to ten of the selling stockholders (i) our 10% convertible notes in the principal amount of $810,100; (ii) 1,620,200 shares of common stock, and (iii) warrants to purchase 675,083 shares of common stock at an exercise price of $1.28 per share, for which we received $810,100. At the closing of our June 2005 private placement, we paid a total of $792,120 to nine of these investors who held convertible notes in the principal amount of $660,100. The subscription agreements relating to the issuance of the notes gave us the right to redeem the notes at a premium and gave the holders of the notes the right to demand redemption of the notes at a premium if we raise money in a subsequent private placement. In connection with our payment of the notes, the investors also cancelled warrants to purchase 550,087 shares of common stock. The remaining $150,000 principal amount of convertible notes, together with the warrants and shares of common stock issued in connection with the issuance of the notes, were exchanged for shares of series B preferred stock and warrants, based on the amount of principal and interest being exchanged. The nine selling stockholders whose notes were repaid hold 1,320,200 shares of common stock which they may sell pursuant to this prospectus.

In May 2005, we issued to two of the selling stockholders (i) our 12% convertible notes due March 2007 in the principal amount of $650,000, (ii) 279,834 shares of common stock, and (iii) warrants to purchase 812,500 shares of common stock at an exercise price of $1.275 per share, for which we received $650,000. These two selling stockholders exchanged the notes, shares of common stock and warrants issued in the May private placement for shares of series B preferred stock and warrants, based on the amount of principal and interest being exchanged. As a result, none of the shares of common stock issued or issuable upon conversion of the notes and exercise of warrants are included in this prospectus.

In June 2005, we completed a private placement of our series B preferred stock with common stock purchase warrants pursuant to a purchase agreement with three of the selling stockholders. Pursuant to the agreement, one selling stockholder purchased 925,926 shares of series B preferred stock and warrants to purchase 9,058,780 shares of the common stock, and the two selling stockholders who participated in the May 2005 private placement (one of whom participated in the February 2005 private placement) purchased a total of 300,361 shares of series B preferred stock and warrants to purchase 2,941,219 shares of common stock in exchange for the cancellation of (i) principal and interest on $150,000 of the promissory note we issued in February 2005 and the $650,000 promissory notes we issued in May 2005, (ii) warrants to purchase a total of 937,500 shares of common stock issued in the February and May 2005 private placements and (iii) 570,833 shares of common stock which were issued in the February and May 2005 private placements. Each share of series B preferred stock is convertible into nine shares of common stock.

In connection with the February, May and June 2005 private placements, we issued to brokers and their designees warrants to purchase an aggregate of 893,350 shares of common stock. At the time of the February 2005 private placement, we issued to Atlas Capital Services, LLC or its designees 33,334 shares of common stock for nominal consideration pursuant to an option we granted to Atlas at the time we engaged Atlas.

We are registering the 1,533,535 shares of common stock held by selling stockholders, the 11,039,013 shares of common stock which are issuable upon conversion of the series B preferred stock, and 12,893,350 shares of common stock issuable upon conversion of the warrants issued to the investors and the brokers in the three private placements.

The Offering

Common Stock Offered:
The selling stockholders are offering a total of 25,465,898 shares of common stock of which 1,533,535 shares are outstanding and 11,039,013 shares are issuable upon conversion of the series B preferred stock and 12,893,350 shares are issuable upon exercise of warrants

Limitation on Issuance of Common Stock:
The holders of the series B preferred stock and the holders of the warrants that were issued in the June 2005 private placement can not convert their shares of series B common stock or exercise the warrants issued in the private placement to the extent that such exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.

Outstanding Shares of Common Stock:	7,660,931 shares[1,2]
Common Stock to be Outstanding After Offering:	31,593,295 shares[1]
Use of Proceeds:
We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise price. If all warrants are exercised, we would receive approximately $16.5 million, all of which, if and when received, would be used for working capital and other corporate purposes.

Principal Markets:	The common stock is traded on the OTC Bulletin Board.
Trading Symbol:	ASPR

[1]
Does not include a total of 6,309,601 shares of common stock, of which 2,628,078 shares are reserved for options, stock grants or other equity-based incentives under our stock incentive plans, including outstanding options to purchase 2,031,963 shares issuable upon exercise of outstanding options, 3,620,003 shares are reserved for outstanding options which were not issued pursuant to our stock incentive plans and 61,520 shares are issuable upon exercise of other outstanding warrants held by persons other than the selling stockholders.

[2]	Does not include the shares of common stock issuable upon conversion of the series B preferred stock or exercise of warrants held by the selling stockholders.

Summary Financial Information
(in thousands, except per share amounts)

The following information as at December 31, 2004 and for the year ended December 31, 2004 and the period from inception (July 8, 2003) to December 31, 2003 has been derived from our audited financial statements which appear elsewhere in this prospectus. The following information as at March 31, 2005 and for the three months ended March 31, 2005 and 2004 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Sector Statement of Operation Information:

	Three Months Ended March 31,		Year Ended	Inception (July 8, 2003)
	2005	2004	December 31, 2004	to December 31, 2003
Advertising
Revenues	$415	$375	$2,925	$789
Operating (loss) income	(129)	(3,876)	(4,288)	385
Net (loss) income - advertising	(153)	(3,886)	(4,302)	385
Products
Revenues	1,306	--	1,119	--
Operating income (loss)	305	--	(1,471)	--
Net income (loss) - products	244	--	(1,509)	--
Total Company
Net income (loss)	91	(3,886)	(5,811)	385
Weighted average shares of common stock outstanding (basic)	6,984	4,589	5,560	2,890
Net income (loss) per share of common stock, (basic)	$.01	(.85)	$(1.05)	$.13
Weighted average shares of common stock outstanding (diluted)	7,064	4,589	5,560	2,890
Net income (loss) per share of common stock, (diluted)	$.01	(.85)	$(1.05)	$.13

Consolidated Statement of Operations Information:

	Three Months Ended March 31,		Year Ended	Inception (July 8, 2003)
	2005	2004	December 31, 2004	to December 31, 2003
Revenues:
Advertising	$415	$375	$2,925	$789
Products	1,306	--	1,119	--
Operating loss (income)	176	(3,876)	(5,759)	385
Net income (loss)	91	(3,886)	(5,811)	385
Weighted average shares of common stock outstanding	6,984	4,589	5,560	2,890
Net (loss) income per share of common stock, basic and diluted	$.01	(.85)	$(1.05)	$.13
Weighted average shares of common stock outstanding (diluted)	7,064	4,589	5,560	2,890
Net income (loss) per share of common stock, (diluted)	$.01	(.85)	$(1.05)	$.13

Consolidated Balance Sheet Information:

	March 31, 2005
	As Adjusted[1]	Historical	December 31, 2004
Working capital (deficiency)	$2,232	$231	$(916)
Total assets	3,821	2,723	771
Total liabilities	1,884	1,976	1,328
Accumulated deficit	(6,332)	(5,720)	(5,811)
Stockholders’ equity (deficiency)	2,488	747	(557)

1 This column shows information from our unaudited consolidated balance sheet at March 31, 2005, as adjusted only to reflect the issuance of securities in the May and June 2005 private placements and the use of such proceeds to pay convertible debt outstanding at March 31, 2005.

The working capital (deficiency) at March 31, 2005 and December 31, 2004 includes as current assets in calculating working capital a $100 certificate of deposit which is a restricted asset since it is held as collateral for a bank loan in the amount of $100.

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks Concerning Our Advertising Business

Because of our dependence on a limited number of customers, our failure to generate business from new customers for our advertising business could impair our ability to continue in that business.

During 2004, approximately 67% of our total revenues were derived from one advertising sector customer, Gameznflix, Inc., and we reserved $482,000 of receivables from such customer. During the first quarter of 2005, approximately 19% of our revenue, which represented approximately 81% of our advertising sector revenue, was generated from Sinofresh Healthcare, Inc. During the early stages of our development, we expect that we will remain dependent on a limited number of clients. The absence of a significant client base may impair our ability to attract new clients. We cannot assure you that we will be able to operate our advertising business profitably.

Because our advertising clients are generally smaller companies that are highly subject to fluctuations in the economy, our advertising business will be especially subject to adverse economic trends.

Since downturns in the economy have generally had a more severe effect upon smaller companies, especially single-product companies with limited product acceptance, than larger companies, any changes or anticipated changes in the economy which cause these companies to reduce their advertising, marketing and promotion budget or which affect the ability of these companies to borrow money or raise capital or otherwise implement their business plans would impair our advertising business by reducing if not eliminating the requirements of these companies for our services or the ability of these companies to pay for our services.

Our failure to develop and sustain long-term relationships with our clients would impair our ability to continue our advertising business.

Almost all of our agreements for our advertising services are performed pursuant to short-term or single project engagements. If our clients do not continue to use our services, and if we are unable always to replace departing clients or generate new business in a timely or effective manner our advertising business could suffer a significant loss in revenue.

Because we are a small company, with only modest revenue and significant losses to date from our advertising business, we may not be able to compete effectively.

Our advertising business generated revenues of $415,000 for the three months ended March 31, 2005, on which is incurred a loss of $153,000 and a cash flow deficit from operations of $229,000. For the year ended December 31, 2004, our advertising business generated revenues of approximately $2.9 million, on which it sustained a loss of approximately $4.3 million and a cash flow deficit from operations of $368,000. With this level of business, it is difficult for us to compete in the highly competitive advertising market, which is dominated by both major national and international advertising agencies, major providers of creative or media services which are not themselves advertising agencies, and a significantly larger number of regional and local agencies. The client’s perception of the quality of our creative product, our reputation and our ability to serve clients are, to a large extent, factors in determining our ability to generate and maintain advertising business. Our size and our lack of significant revenue and our losses may affect the way that potential clients view us.

Risks Concerning our Products

Because we are dependent upon a small number of major retail chains for sales of our products, the loss of any of these customers could result in a significant decrease in both revenues and income from our product business.

During 2004, approximately 21% of our total revenues, representing approximately 64% of our product revenues, were derived from CVS Corporation.  During the first quarter of 2005, our sales to CVS accounted for approximately 31% of our product revenue and 23% of our total revenue, and our sales to Wal-Mart Store, Inc. accounted for approximately 31% of our product revenue and 23% of our total revenue. Unless we can develop a broader customer base, we expect that we will remain dependent on a limited number of clients.  The loss of any one or more of these product customers would significantly reduce our product revenues.  Further, a determination of a major chain such as CVS or Wal-Mart not to continue to sell our products could affect the willingness of other retailers and retail chains to purchase our products.

If we sell our products to discount chains, we will be dependent upon the purchasing and return policies of these chains.

If we are able to sell our product to discount chains, because of their buying power, we will be subject to their policies on such matters as accepting and scheduling deliveries, payment and returns. In order to sell products to these chains we may have to sell at a price that is less that our standard selling prices and also place reserves against the accounts receivables from these chains, which may impair our ability to operate profitably by reducing our gross margins and increasing our selling, general and administrative expenses.

The products which we sell are unrelated to our advertising business, and we may not be able to generate profits from this line.

Our products business and the market for our products is different from our advertising business. The markets to which we market our products -- major retail and drug chains for our skin care products and specialty food stores, chain grocery stores and other retail food outlets for our marinades and dressings are highly competitive. Our ability to operate this business profitably will be dependent upon a number of factors, including:

•
our ability to obtain shelf space and desirable displays in stores, in face of competition from numerous major and specialty skin care companies that presently dominate the market for those products and numerous major, gourmet and specialty food companies that dominate the specialty food market.

•	our ability to price our products at levels that make them attractive to retail customers and enable us to generate a sufficient gross margin to enable us to generate profits from the sales,

•	the consumer’s response to our products, including their willingness to make repeat purchases, and

•	the word-of-mouth response to our products and our ability to develop brand recognition for our products.

If we are not able to obtain and retain shelf space or if the consumer’s response to our products is not favorable, we may be unable to continue in this business. Furthermore, even if we are initially successful in placing our products in our target retail markets, the failure to generate customer acceptance is likely to affect our ability to retain shelf space. We cannot assure you that we will be successful in generating either adequate shelf space or customer acceptance.

Because our distribution agreements have a short period of exclusivity, we may not be able to get the full value of our distribution rights if the agreements are not extended.

Our present distribution agreements give us exclusive rights for a period of one or two years. Because of the time and effort and normal delays associated with product introduction, if the product is successful, unless the agreement is extended, we may incur significant cost in introducing and generating interest in the product with no assurance that we will have any rights to market the product once consumers have accepted the products. As a result, we may be unable to receive the long-term benefits of our efforts in introducing the product.

We may be subject to claims arising from the use of our skin care and food products.

As a company that markets and sells skin care products, we may be subject to claims relating to such concerns as allergic or other reaction to the products and claims as to the efficacy of the products even if the products are manufactured by others. With respect to our food products, we may be subject to claims relating such concerns as allergic or other reaction to the food products or to impurities in the foods which may arise either in the manufacturing process or by tampering. We cannot assure you that we will not be subject to such claims or that we will be successful in defending any such claims. Any litigation, regardless of the outcome, would entail significant costs and use of management time which could impair our ability to generate revenue and profit. In the event that we have liability from a claim relating to any of our products, our insurance may not be sufficient to cover our liability. Although we presently have product liability insurance, it may not be available in the future at a reasonable cost, if at all.

Because we have no manufacturing facilities we are dependent upon third party suppliers to manufacture our products.

All of our skin care products are or will be manufactured for us by non-affiliated manufacturers pursuant to purchase orders, and we do not have any long-term agreements with any supplier. We rely upon our suppliers to develop and test their formulations, to produce a uniform product for us in facilities that comply with applicable laws, to implement adequate quality control procedures and to deliver product to us in a timely manner. The failure of our suppliers to do any of the foregoing could affect both our ability to delivery quality product in a timely manner and the willingness of our customers to purchase our products. Further, in the event that we change suppliers, it may be necessary to change the formulations of one or more of our skin care products, and we cannot assure you that we will have a smooth transition to a new supplier or that we will not encounter other serious problems in the quality or delivery of products resulting from a change in supplier.

Because we purchase our Miko products from a company owned by Miko Brands’ former sole member and chief executive officer and his brother, we may be dependent upon that supplier for our Miko products.

We do not have any facilities for the production or distribution of our Miko products and our sales of Miko products have not been significant to date. We have given a company owned by Martin Carter, the sole member and chief executive officer of Miko Brands, a manufacturing license to manufacture Miko products for us under certain conditions. If this company does not produce our Miko products, we will need to retain another source for the production of these products. Since we will not have control over the manufacturing of our Miko products, we will be dependent upon a third party, which may be a company controlled by Mr. Carter, to supply us with the quality and quantity of products that we require and insure quality control for the products. Mr. Carter does not have experience in producing large quantities of product. If his company or any other third party supplier is unable to supply us with the quality and quantity of product that we request or to develop new products in response to changing consumer preferences, we may be unable to implement our marketing plan and may have to discontinue this business.

Our lack of experience in the specialty food business may impair our ability to market and sell the Miko products.

The Miko products are sold in a market which is different from the market for our skin care products and one in which we have no prior experience. Because of the difference in the nature of the market, we may not be successful in generating significant revenue or income from these products.

The development and implementation of a marketing program for Miko products will require significant cash expenditures with no assurance of success.

Miko Brands did not generate significant revenue from its products prior to its sale of assets to us, and we have not generated significant sales of these products to date. We have not yet developed a marketing and sales program for these products, and we will need to develop a marketing program that will seek both to create market awareness of Miko products and to place Miko products on the shelves of retail outlets. In this connection, we expect that we will need to hire experienced personnel and establish a distribution network of food distribution companies that would deliver our products to the retail outlets and obtain shelf space. The implementation of a marketing and sales program could involve significant cash expenditures. We cannot assure you that we will be successful in the development or implementation of a marketing program, and if we are not successful in implementing such a plan, we may have to discontinue this product line.

Because our Miko products business is subject to consumer tastes and preferences, if we cannot satisfy consumer taste, we will not be able to operate this business profitably.

The food industry in general and the specialty food industry in particular is subject to changes in consumer preference. Consumer preferences in products such as sauces and marinades is affected by popular tastes, which can change dramatically over a short period of time. In addition, diet fads, including low carbohydrate and low fat diets may affect the willingness of consumers to purchase products which they do not believe fit within the constraints of their diets. If we are not able to adapt our products to meet and anticipate customer preferences, we may be unable to operate this business profitably.

We have no patent rights to our products.

Although our suppliers have advised us that they have patent rights or licenses to those ingredients in our formulations which are proprietary and that the formulations have been developed either by the manufacturers or by us, we cannot assure you that our skin care or other products do not infringe upon the patent or other proprietary rights of others. In the event that a supplier’s formulation infringes upon the rights of a third party, the third party may include us in any litigation, which may be expensive regardless of whether we or our manufacturer ultimately prevails. Although we filed trademark applications for Dermafresh and e-70, we cannot assure you that they will be granted.

Because our business strategy contemplates that we may acquire products or rights to products that are sold in different markets, we may be unable to develop a unified marketing strategy which may impair our ability to grow.

In seeking new products or the rights to new products, we may obtain rights to products that are not related to each other and which are not sold in the same product market or geographic market as products which we are then marketing. Since each type of product requires a separate marketing strategy and marketing organization, we may incur expenses in duplicating marketing and sales organizations for totally unrelated products. We may not be able to integrate these operations and to the extent that we duplicate organizations for different products, our ability both to grow and to operate profitably may be affected.

If we market products in foreign markets we may be subject to additional business risks.

Our agreement with Great American grants us exclusive distribution rights in countries outside of the United States, and we may seek to acquire foreign distribution rights for other products. We do not have a marketing staff which is experienced in marketing outside of the United States. Our risks in marketing in foreign countries include the following:

•	Our ability to develop and maintain relationships with distributors and manufacturers who are familiar with the markets and are able to generate an effective marketing strategy.

•	Government regulations relating to the nature of the product being sold, including those relating to skin care, food and nutritional products.

•
Government regulations relating to labor policies and relations with distributors and dealers, which may make it difficult to terminate a distributor if we believe that the distributor is not performing under the agreement.

•	The effect of uncertainties economic conditions and an uncertain global political environment, including foreign preferences for, or aversions to, products from United States companies.

•	Fluctuations in currency exchange rates which could affect both our ability to sell the products and our ability to generate profits from sales.

•	Difficulties in maintaining uniform standards, controls, procedures and policies in different countries.

Because of our size, we may have difficulty competing with larger companies that offer similar products.

We did not generate any revenues from our products prior to June 2004. Our cumulative revenues from products through March 31, 2005 are approximately $2.4 million. All of our products compete in highly competitive markets that are dominated by major international companies as well as numerous smaller companies whose product names are well recognized and who have ready access to shelf space in retail outlets. We may not be able to compete successfully with such competitors is obtaining shelf space or customer acceptance.

General Risks Concerning our Business

We may require additional funds to develop and expand our business.

At March 31, 2005, we had a working capital of approximately $231,000, which included a $100,000 certificate of deposit which was restricted since it is held as collateral by a lender. We require significant cash during 2005 in order to implement an aggressive marketing program for both our skin care and Miko products. We have rights to products that we have not yet introduced to market. Although we raised net proceeds of approximately $3.3 million during the first half of 2005, we may need additional funds in order to continue growing our business, including the market introduction of our products and the expansion of the market for our existing products. Our failure to generate cash flow from operations or raise the necessary capital could affect our ability to generate revenue and could require us to scale down some or all of our operations.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

Because of our stock price and the terms of our recent private placement, it may be difficult for us to raise additional capital if required for our present businesses and for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series B preferred stock and exercise price of the warrants held by the selling stockholders.

We may not be able to continue to grow through acquisitions.

An important part of our growth strategy is to obtain the rights to other product lines or acquire other businesses, which may or may not be related to our current businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Because we are dependent on our management, the loss of key executive officers or a key consultant and the failure to hire additional qualified key personnel could harm our business.

Our advertising business is largely dependent upon John P. Acunto, Jr., who was, until June 2005, our chairman and chief executive officer and who is now a consultant to us, and our products business is largely dependent upon our president and chief executive officer, John Cammarano, Jr. These businesses may be adversely affected if Mr. Cammarano or any of our key management personnel or other key employees left our employ or Mr. Acunto terminated his consulting relationship with us. Although we have an employment agreement with Mr. Cammarano and a consulting agreement with Mr. Acunto, these agreements do not guarantee that they will continue with us. Furthermore, we need to hire additional executive, managerial, marketing and other key employees for our direct response marketing business and our products business. We cannot assure you that we will be successful in engaging and retaining such personnel and the failure to engage qualified personnel will have a material adverse effect upon our business. See “Management - Directors and Executive Officers.”

Control by our present principal stockholder might limit independent, public stockholder influence over us and prevent a third party from acquiring us even if an acquisition is in the best interest of our stockholders.

As of June 30, 2005, John P. Acunto, Jr., who was our chairman of the board and chief executive officer until June 2005 when he became a consultant to us, together with his wife, Angela E. Acunto, hold 44.3% of our outstanding shares of common stock, and at a meeting of stockholders, they may be able to elect all of the members of our board of directors and approve any matter requiring stockholder approval other than matters, such as a merger, consolidation or sale of assets, which, under our by-laws, require the approval of two-thirds of our stock.

We may issue preferred stock without approval of our stockholders which could make it more difficult for a third-party to acquire us and could depress our stock price.

Our board of directors has approved, subject to stockholder approval, an amendment to our articles of incorporation which would permit us to issue up to 8,500,000 shares in one or more series of preferred stock that have more than one vote per share or which give the holders other preferential rights which may dilute or impair the rights of the holders of common stock. As a result, our board of directors can issue such stock to investors who support our management and give effective control of our business to our management.

The issuance of shares through our stock compensation and incentive plans may dilute the value of existing stockholders.

We anticipate using stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. Furthermore, as a result of required changes in the method of accounting for the grant of stock which we expect will become effective in 2006 if not earlier, we will expense as compensation the value of options granted to our employees, which would result in lower earnings or a greater loss from our operations.

We do not anticipate paying dividends on our common stock.

The terms of our series B preferred stock restricts our payment of dividends on our common stock while the series B preferred stock is outstanding.

Risks Concerning our Common Stock and this Offering

Because we are subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Because our stock is traded on the OTC Bulletin Board and our stock price is less than $5.00, our stock is subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. See “Description of Capital Stock - Penny Stock Rules” for information relating to these rules.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Because our stock is thinly traded, fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the termination or expiration of existing contracts, financial difficulties affecting our clients and other developments affecting us, could cause the market price of our common stock to fluctuate substantially.

Because our stock is thinly traded, we cannot predict when or whether an active market for our common stock will develop.

In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations for our stock; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Our operating results may fall below the expectations of securities analysts and investors as well as our own projections. In this event, the market price of our common stock would likely be materially adversely affected.

Sales of common stock by the selling stockholders may have a depressive effect upon the market for our common stock.

The number of shares of common stock being offered for sale constitutes a significant percentage of our outstanding common stock and an even higher percentage of the public float. If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the shares offered by the selling stockholders as well as any additional shares which we may be required to issue to the selling stockholders pursuant to their subscription agreements could have a significant depressive effect on our stock price which could make it difficult for us to raise funds from other sources.

If we do not meet certain earnings targets for 2005, we will be required to issue additional shares of series B preferred stock.

The agreement pursuant to which we issued the series B preferred stock requires us to issue additional shares of series B preferred stock in the event that our earnings, computed as provided in the agreement, are $.167 or less. Such issuance would result in additional dilution to the stockholders and increase the number of shares of common stock issuable upon conversion of the preferred without our receiving any additional funds.

If we issue shares of common stock at a price less than the conversion price of the series B preferred stock we may be required to issue a significant number of additional shares of common stock.

We are required to issue additional shares of common stock and reduce the conversion price of the notes and the exercise price of the warrants if, while the notes and warrants are outstanding, we offer or issue common stock at a lower price so that the effective price paid by the selling stockholders and the conversion price of the notes and the exercise price of the warrants will be equal to the lower price.

Because selling stockholders have a right of first refusal for future offering of our stock, we may have difficulty in raising additional funds if required for our business.

The selling stockholders who purchased their securities in the June 2005 private placement, have the right to participate in any future funding on terms whereby each they can purchase the securities offered at 80% of the offering price. These provisions may prevent us from raising additional funds.

We may be required to pay liquidated damages if our board does not consist of a majority of independent directors.

The purchase agreement relating to the June 2005 private placement requires us to appoint, 45 days from the closing date, such number of independent directors that would result in a majority of our directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors. Our failure to meet these requirements would results in our payment of liquidated damages that payable by the issuance of additional shares of series B preferred stock.

The registration and potential sale by the selling stockholders of a significant number of shares could encourage short sales by third parties.

The significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. Because none of our directors are independent directors, we do not have independent audit or compensation committees. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Because we will need stockholder approval to increase the size of our board of directors, we are limited in the number of independent directors that we may elect.

Because our by-laws provide that any change in the by-laws that changes the number of directors requires the approval of two-thirds of our shares entitled to vote, it may be difficult for us to increase the size of our board to add independent directors.

Failure to achieve and maintain internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. We must be in compliance with these requirements for our 2006 calendar year. In preparing to meet such deadline, we may identify deficiencies that we may not be able to remediate in time to meet the deadline. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Our stock price may be affected by shares of common stock becoming available for public sale.

We estimate that the public float for our common stock presently consists of approximately 1.5 million shares of common stock, which excludes approximately 1.5 million shares that are comprised of unvested stock grants issued to our employees and the shares being sold by the selling stockholders. The 1,866,667 shares that were issued to John and Angela Acunto in January 2004 will become salable pursuant to Rule 144 commencing June 2007 as a result of a two-year lock-up agreement. In addition, The Tiger Fund acquired 981,045 shares in May 2003. In January 2005, we issued 63,333 shares of common stock to Mr. Carter, as the designee of Miko Brands, as consideration for the purchase of Miko Brands assets. These shares would become eligible for sale pursuant to Rule 144 commencing in January 2006. Under the volume limitations of Rule 144, a stockholder, together with members of his or her family, may not sell more than 1% of our outstanding common stock in any three-month period.

The issuance and sale of the registered common stock could result in a change of control.

If we issue all of the 23,932,363 shares issuable upon conversion of the series B preferred stock and exercise of the warrants, the 25,465,898 shares of common stock offered by the selling stockholders would constitute 80.7% of our then outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of series B preferred stock or to the extent that additional shares of common stock become issuable upon conversion of the series B preferred stock pursuant to the antidilution provision. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control. Any change of control could result in the exercise by our executive officers of the termination provisions contained in their employment agreements.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, our ability to develop, obtain rights to or acquire new products and successfully market the products, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $16.5 million, which we would receive only if all of the warrants were exercised at their present exercise price. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 20, 2005, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering. No selling stockholder will own more than 1% of our outstanding common stock upon completion of the offering. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	Shares Beneficially Owned	Shares Offered for Sale	Shares Owned After Offering
Barron Partners, LP1	17,392,114	17,392,114	-0-
Vestal Venture Capital[2]	5,295,856	5,295,856	-0-
Richard Molinsky	627,611	551,043	76,568
Omega Capital Small Cap Fund[3]	500,000	500,000	-0-
Platinum Partners Value Arbitrage, LP4	500,000	500,000	-0-
ACS Holdings, LLC[5]	334,286	334,286	-0-
Steven Pollan	234,065	234,065	-0-
Max Communications, Inc.[6]	200,000	200,000	-0-
BL Cubed LLC[7]	150,000	150,000	-0-
Sanfurd G. Bluestein	133,334	133,334	-0-
Liberty Company Financial, LLC[8]	133,333	133,333	-0-
Atlas Equity Group, LLC[5]	55,200	55,200	-0-
Dawson James Securities, Inc. [9]	50,000	50,000	-0-
Brent Family Ltd Partnership[10]	46,667	46,667	-0-
196 Beach 113 Corp[11]	35,000	35,000	-0-
Shimon Fishman	25,000	25,000	-0-
Robert Schechter	25,000	25,000	-0-
Nicholas Hirsch	5,000	5,000	-0-

1 Mr. Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

2 Mr. Allan R. Lyons has sole voting and dispositive power over the shares beneficially owned by Vestal Venture Capital.

3 Mr. Herman Segal has sole voting and dispositive power over the shares beneficially owned by Omego Capital Small Cap Fund.

4 Mr. Mark Nordlicht has sole voting and dispositive power over the shares beneficially owned by Platinum Partners Value Arbitrage.

5 Mr. Michael D. Farkas has sole voting and dispositive power over the shares beneficially owned by ACS Holdings and Atlas Equity Group.

6 Mr. Richard Molinsky has sole voting and dispositive power over the shares beneficially owned by Max Communications.

7 Mr. Mel Lifshits has sole voting and dispositive power over the shares beneficially owned by BL Cubed.

8 Liberty Company Financial is a broker-dealer. Mr. Phil Seifert has sole voting and dispositive power over the shares beneficially owned by Liberty Company Financial.

9 Dawson James Securities is a broker dealer. Mr. Robert D. Keyser and Mr. Albert J. Poliak have shared voting and dispositive power over the shares beneficially owned by Dawson James Securities.

10 Mr. Robert L. Brent has sole voting and dispositive power over the shares beneficially owned by Brent Family Ltd Partnership.

11 Mr. Menachem Peretz has sole voting and dispositive power over the shares beneficially owned by 196 Beach 113 Corp.

The shares of common stock being offered by Barron Partners, Vestal Venture Capital and Richard Molinsky represent the shares of common stock issuable upon conversion of the series B preferred stock and warrant that were issued in the June 2005 private placement. See “Selling Stockholders - Private Placements - June 2005 Private Placement” for information relating to the shares of common stock issuable to them. The shares owned and offered for sale by Mr. Molinsky include 200,000 shares of common stock issued upon exercise of warrants held by Max Communications, Inc., which is wholly owed by Mr. Molinsky. The shares owned by Mr. Molinsky also include 22,502 shares of common stock owned by his wife, as to which he disclaims beneficial ownership.

The shares owned and offered for sale by Max Communications are beneficially owned by Mr. Molinsky, who is the sole stockholder of Max Communications, and are also included under shares owned and being offered for sale by Mr. Molinsky.

The purchase agreement, the certificate of designation relating to the series B preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrant cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified without the approval of the holders of a majority of the outstanding common stock, limits the ability of the holders of the warrants and series B preferred stock to convert their shares. Based on our outstanding common stock on June 30, 2005, of 7,660,931 shares, Barron Partners, Vestal Venture Capital and Mr. Molinsky would not be able to convert series B preferred stock or exercise warrants for more than 394,727 shares of common stock. As the number of shares of common stock increases, whether upon conversion of series B preferred stock, exercise or warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series B preferred stock or the warrants issued in the June 2005 private placement transfers its or his shares of series B preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

All of the warrants held by Liberty Company Financial and warrants to purchase 159,900 shares held by ACS Holdings and 140,100 shares held by Steven Pollan are also subject to the same 4.9% limitation. This limitation does not affect the other warrants held by ACS Holdings and Mr. Pollan.

The shares being offered by Liberty Company Financial represent shares of common stock issuable upon exercise of warrants. Since the number of shares beneficially owned by Liberty Company Financial and its affiliates is less that 4.9% of our outstanding common stock, the 4.9% limitation does not affect Liberty Company Financial’s ability to exercise its warrant.

The shares being offered by Steve Pollan include 34,167 shares of common stock owned by him and 199,898 shares of common stock issuable upon exercise of warrants owned by him.

The shares being offered by ACS Holdings include 24,167 shares of common stock and 310,119 shares of common stock issuable upon exercise of warrants owned by ACS Holdings. ACS Holdings is the parent of Atlas Capital Services, and Messrs. Shimon Fishman, Robert Schechter and Steven Pollan are officers of either Atlas Capital Services or one of its affiliates. As a result, it is possible the ability of ACS Holdings to exercise its warrant to purchase 159,900 shares may be affected by the 4.9% limitation. This limitation does not affect the exercisability of the other warrants held by ACS Holdings.

The shares being offered by Dawson James represent shares issuable upon exercise of a warrant held by it.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

See “Selling Stockholders - Private Placements” for information relating the purchase of securities from us and the payment of debt and cancellation of warrants held by selling stockholders.

Atlas served as placement agent for the February, May and June 2005 private placements. When we engaged Atlas, we issued to Atlas a warrant to purchase 33,334 shares of common stock for nominal consideration. This option was exercised at or about the time of the February 2005 private placement. For services rendered by Atlas in connection with the three private placements we paid Atlas cash compensation totaling $242,010. We also issued to Atlas’ designees, ACH Holdings and Mr. Steven Pollan, warrants to purchase 135,017 shares of common stock at $.60 per share, 75,000 shares of common stock at $.48 per share and 300,000 shares of common stock at $.30 per share.

In connection with the May 2005 private placement, we paid Dawson James Securities a cash fee of $24,000 and issued to Dawson James Securities a warrants to purchase a total of 50,000 shares at $.48 per share.

In connection with the June 2005 private placement, Liberty Company Financial was the advisor to Barron Partners, and at the closing, we paid Liberty $125,000 and issued to Liberty warrants to purchase 333,333 shares of common stock at $.30 per share. Liberty transferred warrants to purchase 200,000 shares to Max Communications, which is wholly owned by Richard Molinsky.

Private Placements

February 2005 Private Placement

Pursuant to subscription agreements dated February 17 and 22, 2005, we sold, to ten of the selling stockholders in a private placement, for $810,100, (i) our 10% convertible notes due December 2006 in the aggregate principal amount of $810,100, (ii) 1,602,200 shares of common stock, and (iii) warrants to purchase 675,087 shares of common stock at an exercise price of $1.275 per share. We also paid the investors’ legal expenses. The shares being offered by the selling stockholders as reflected in the table represent the shares that were issued in the February 2005 private placement.

We had the right to prepay the convertible notes issued in the February 2005 private placement at a premium and the holders had the right to demand that the notes be redeemed at a premium in the event of a subsequent private placement. Contemporaneously with the June 2005 private placement, we paid notes in the principal amount of $660,100 to those selling stockholders. The following table set forth with respect to the selling stockholders who purchased notes in the February 2005 private placement the principal amount of the note which was cancelled, the number of shares subject to warrants that were cancelled, the amount we paid the selling stockholder and the number of shares of common stock retained by them and being offered pursuant to this prospectus.

Name	Principal Amount	Warrants	Payment	Shares Retained
Omega Capital Small Cap Fund	$250,000	208,334	$300,000	500,000
Platinum Partners Value Arbitrage, LP	250,000	208,334	300,000	500,000
BL Cubed LLC	75,000	62,500	90,000	150,000
Atlas Equity Group, LLC	27,600	23,000	33,120	55,200
196 Beach 113 Corp.	17,500	14,584	21,000	35,000
Shimon Fishman	12,500	10,417	15,000	25,000
Steve Pollan	12,500	10,417	15,000	25,000
Robert Schechter	12,500	10,417	15,000	25,000
Nicholas Hirsch	2,500	2,084	3,000	5,000
Total	$660,100	550,087	$792,120	1,320,000

May 2005 Private Placement

Pursuant to subscription agreements dated May 16 and May 20, 2005, we sold to two investors, Vestal Venture Capital and Richard Molinsky, in a private placement, for $650,000, (i) our 12% convertible notes due March 2007 in the principal amount of $650,000, (ii) 270,834 shares of common stock, and (iii) warrants to purchase 812,500 shares of common stock at an exercise price of $1.275 per share. We also reimbursed the investors for legal expenses of $10,000. The notes, warrants and shares of common stock issued in the May 2005 private placement were exchanged for shares of series B preferred stock and warrants in the June 2005 private placement.

June 2005 Private Placement

In June 2005, we issued to Barron Partners 925,926 shares of series B preferred stock and warrants to purchase 9,058,780 shares of the common stock for $2,500,000. We also issued to Vestal Venture Capital 281,942 shares of series B preferred stock and warrants to purchase 2,758,378 shares of common stock in exchange for convertible notes in the aggregate principal amount of $750,000, which were issued in the February and May 2005 private placements, and the warrants and shares of common stock that were issued to Vestal Venture Capital in those private placements, and to Richard Molinsky 18,689 shares of series B preferred stock and warrants to purchase 182,842 shares of common stock in exchange for the convertible note in the amount of $50,000 which was issued in the May 2005 private placement and the warrants and shares of common stock that were issued to Mr. Molinsky in that private placement.

The following schedule sets forth the number of shares of common stock issuable upon conversion of the series B preferred stock and each of the warrants issued in the private placement.

	Shares of common stock issuable upon conversion or exercise of:
Name	Series B Preferred Stock	$.65 warrant	$1.20 warrant	$1.50 warrant	$1.80 warrant
Barron Partners LP	8,333,334	1,887,246	1,887,246	2,642,144	2,642,144
Vestal Venture Capital	2,537,478	574,662	574,662	804,527	804,527
Richard Molinsky	168,201	38,092	38,092	53,329	53,329
Total:	11,039,013	2,500,000	2,500,000	3,500,000	3,500,000

Pursuant to the preferred stock purchase agreement relating to the issuance of the series B preferred stock and warrants in the June 2005 private placement:

•	The investors have the right to participate in any future funding on terms whereby they can purchase the securities offered at 80% of the offering price.

•
We agreed that, within 45 days from the closing date, June 17, 2005, we will have appointed such number of independent directors that would result in a majority of our directors being independent directors, that our audit committee would be composed solely of independent directors and our compensation committee would have a majority of independent directors. Our failure to meet these requirements would results in the payment of liquidated damages that are to be paid by the issuance of additional shares of series B preferred stock.

•	We and the investors entered into a registration rights agreement pursuant to which we agreed to file, within 30 days after the closing, the registration statement of which this prospectus is a part.

•
Mr. John Cammarano, Jr., president and, effective June 17, 2005, chief executive officer, and Mr. Anton Lee Wingeier, chief financial officer, each agreed that (i) he would not publicly sell any shares of our common stock during the two-year period commencing on the date of the purchase agreement, (ii) notwithstanding any contrary provisions of any employment agreement or other understanding, he will not receive any bonus except for a bonus based on growth in earnings per share as determined by a compensation committee of the board of directors the majority of members of which are independent directors and (iii) in the event of a termination of his employment, other than a termination by us that is not for cause or as a result of his death or disability, his severance will not exceed one year’s compensation.

•
Our board of directors approved and agreed to submit to our stockholders for their approval, an amendment to our articles of incorporation to (i) eliminate the series A convertible preferred stock, (ii) increase the number of authorized shares of preferred stock to 10,000,000 shares and give the board of directors the right to determine the rights, preferences, privileges and limitations of the shares of preferred stock and (iii) increase the number of authorized shares of common stock to 60,000,000 shares.

•
We agreed that, upon the effectiveness of the increase in the authorized preferred stock, we would increase the number of authorized shares of series B preferred stock from 1,500,000 shares to 3,000,000 shares, and the investors agreed to consent to such increase.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The principal market for the common stock is the OTC Bulletin Board, although the common stock may also be traded in the Pink Sheets, LLC. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

See “Selling Stockholders” for information concerning the restriction on the right of the holders of the series B preferred stock and certain of the warrants to convert the shares of series B preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In the event of a transfer by a selling stockholder of the series B preferred stock, warrants or the common stock issuable upon conversion or transfer the series B preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. Atlas Capital Services, Dawson James Securities and Liberty Company Financial are broker-dealers. ACS Holdings, as the parent of Atlas Capital Services, and Steven Pollan, as an officer of Atlas Capital Services, may be deemed affiliates of Atlas Capital Services. Although none of the selling stockholders have an agreement or understanding with any broker-dealer with respect to the sale of their shares, Brent Family Ltd Partnership has advised us that it expects to engage StillPoint Wealth Management as its broker, Sanfurd Bluestein has advised us that he expects to engage Oppenheimer & Co. Inc. as his broker. Atlas Capital Services may also act as broker for other selling stockholders. Selling stockholders who are broker-dealers or affiliates of broker-dealers will be deemed underwriters in connection with their sales.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

Our common stock has been trading since April 29, 2002 on the over-the-counter market and quoted on the OTC Bulletin Board. It is also quoted on the Pink Sheets, LLC. For the period from April 29, 2002 through January 13, 2004 our trading symbol was ZNTH and, from January 14, 2004 until March 24, 2005 we traded under the symbol ADPR. Effective March 28, 2005, the effective date of our one-for-15 reverse split, our trading symbol was changed to ASPR.

The table below sets forth, for the periods indicated, the high and low bid prices of our common stock for the periods indicated, as quoted by the OTC Bulletin Board Research Service. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

Quarter Ended	High Bid	Low Bid
March 31, 2003	$0.02	$0.01
June 30, 2003	$45.00	$0.01
September 30, 2003	$27.75	$4.50
December 31, 2003	$7.50	$2.25

March 31, 2004	$4.65	$1.35
June 30, 2004	$3.23	$1.13
September 30, 2004	$3.45	$0.77
December 31, 2004	$2.03	$1.14

March 31, 2005	$1.65	$0.53
June 30, 2005	$0.92	$0.51

As of June 30, 2005, we had approximately 1,300 record holders of our common stock.

We have not paid dividends on our common stock, and the terms of certificate of designation relating to the creation of the series B preferred stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Introduction

We are in two distinct businesses - advertising and product sales. Our advertising sector includes the placement of advertising in different media, the production of direct marketing commercials, and the planning and implementation of direct marketing programs for our clients. Both our revenue and our gross margins reflect services in addition to those of a typical advertising agency since the gross margin on advertising revenue is typically a percentage of the amount paid for the advertisement. To the extent that we are able to provide additional services, our margins can improve. Our advertising clients are generally smaller companies, many of which may be undercapitalized, and that require services in addition to those of a typical advertising agency. In 2004, a major client, that accounted for approximately 67% of our advertising revenue in 2004, because of economic conditions affecting its business, was unable to pay a significant portion of the money it owed us.

In our products sector we sell, both through our direct marketing operations and our sales to retail stores, a range of different products, some of which are not related to the others and have different distribution channels. During 2004, we generated revenue from only one product line, our Dermafresh product line, which we acquired in February 2004 and introduced to the market in June 2004. Since December 31, 2004, we have either acquired or obtained marketing rights to a number of additional products and our strategy contemplates that we will seek to acquire additional products. There is typically a period of several months from the time that we acquire a product until we generate revenue from that product. During this period, we are engaged in marketing activities and thus are incurring costs before we can generate any revenue from a product. Before we sell our products to retail accounts, we use our direct marketing capability to introduce the product to market.

In April 2005, we introduced the Simon Solutions lip enhancement product that is endorsed by Pamela Sue Anderson. Our revenues for the first quarter of 2005 will reflect our initial sales of this product in anticipation of the April market launch.

We have no manufacturing or production facilities, and we purchase our products from third parties. The price we pay for our products is affected by the amount of our purchases. To the extent that we increase our volume we may be able to take advantage of more favorable pricing for the products we sell. Other than products that we own, we have exclusive distribution rights for only a short term.

Our available cash has affected our ability to purchase products and generate sales. Although we have a factoring agreement, we can only receive funds under that agreement after we have shipped goods pursuant to purchase orders and generated accounts receivable. We do not have a credit facility which would enable us to purchase inventory in order to fill orders we have received. The lack of inventory financing together with the failure of a major advertising client to pay a significant receivable impaired our ability to purchase inventory and make sales during the fourth quarter of 2004 and the first month and a half of 2005. The receipt of net proceeds of approximately $700,000 in mid February 2005 enabled us to increase our purchases of inventory, resulting in increased sales, particularly sales for the lip enhancement product, which was scheduled to be introduced in April 2005.

The terms on which we sell products to retailers provide for payment from 30 to 60 days from shipment. Generally, our product and packaging purchases require us to pay a deposit ranging from 25% to 50% of the purchase price with the balance being due 30 to 60 days from the shipment date. As a result of these terms, we are required to pay for a significant portion of our cost of goods in advance of receiving payment from our retail customers. In order to shorten the time period in which we receive cash on our retail shipments we have sold invoices of certain of our retail customers to a factoring company. The terms of our factoring agreement allow us to receive an advance payment of 80% of the invoice amounts for approved customers. However, under the agreement with the factor, we do not receive any funds from the factor until the products are shipped and invoiced. We believe that the money we raised in our private placements during February, May and June 2005 will provide us with sufficient cash to enable us meet our estimated cash requirements, including the purchase of inventory, at least through June 2006.

All of our present distribution agreements have terms of one or two years, and some include extension rights if volume levels are reached. One of these agreements, the agreement with Simon Solutions, permits either party to terminate the agreement on six months notice. As a result, if we are successful in selling a product, we may not be able to take advantage of the good will that we have built up for the products unless we are able to obtain an extension of our distribution rights. Because of the short-term nature of our distribution rights, we must continually obtain rights to new products and successfully market these products if we are to be successful over the long term.

When discussing our performance, we discuss loss before non-cash stock-based compensation which is a non-GAAP financial measure.

In connection with the June 2005 private placement, Mr. Acunto resigned as an officer and director and we entered into a consulting agreement with him. This agreement is described under “Management - Employment and Consulting Agreements.” Mr. Acunto’s consulting agreement provided for an initial payment of $200,000, which will be amortized over the term of the consulting agreement, and granted him a non-qualified stock option to purchase 2,000,000 shares of common stock at an exercise price of $.65 per share. Because Mr. Acunto is a consultant rather than an employee, the fair value of the option, as calculated pursuant to the Black-Scholes option valuation formula approximates $480,000, and will be amortized over the term of the consulting agreement. We also granted Mr. Cammarano an option to purchase 800,000 shares of common stock at an exercise price of $.65 per share. The value of the option, as calculated using the intrinsic value method approximates $8,000, and will be expensed as the option vests. The expense allocated to the second quarter of 2005 will approximate $4,000.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that are complex and those that require significant judgments and estimates in the preparation of our financial statements, including the following: recognition of revenues, accounting for stock-based compensation, and accounting for income taxes. We rely on historical experience and on other assumptions we believe to be reasonable under the circumstances in making our judgment and estimates. Actual results could differ materially from those estimates. There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of our 2004 audited financial statements.

Revenue Recognition

We derive revenue from; (i) the placement of advertising in television, internet and print media outlets; (ii) the production of advertising content including television commercials, print advertising and other graphics design literature; (iii) advertising and marketing consulting services; and (iv) the sale of products. Our advertising services revenue is derived from billings that are earned when the media is placed, from fees earned as advertising services are performed and from production services rendered. In addition, incentive amounts may be earned based on qualitative and/or quantitative criteria. In the case of media placements, revenue is recognized as the media placements appear. We are the primary obligor and carry all of the credit risk for the media placements and accordingly, record the full amount of such billings from the media placements as revenue in accordance with Emerging Issues Task Force Issue No. 99-19. In the case of consulting and production arrangements, the revenue is recognized as the services are performed. Our creative consulting revenue is generally earned on a fee basis, and in certain cases incentive amounts may also be earned. As with fee arrangements in advertising, such revenue is recognized as the work is performed. Incentive amounts for advertising and marketing services are recognized upon satisfaction of the qualitative and/or quantitative criteria, as set out in the relevant client contract. Deferred revenues are recognized as a liability when billings are received in advance of the date when revenues are earned. Revenues from the sale of products are recognized upon the shipment of the goods being sold and are net of estimated returns and other promotional allowances.

Stock-Based Compensation

Our most significant expense in 2004 was $4,488,000 of non-cash stock based compensation expense representing the fair value of common stock that was granted to employees, including officers, and consultants during 2004. The stock grants were used to obtain consulting services from third parties and to attract qualified employees. See “Management - Compensation” for information relating to the grant of options and restricted stock to our officers. During 2004 we added new permanent employees including our president and our chief financial officer, and began to pay salary and bonus compensation to our chief executive officer, who received only nominal compensation during 2003.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. Currently we recognize the expense of options or similar instruments issued to employees using the intrinsic value based method. Beginning with the first quarter of 2006, we will be required to recognize expense of options or similar instruments issued to employees using the fair-value-based method of accounting for stock-based payments.

Income Taxes

We provide for federal and state income taxes currently payable, as well as for those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized. As of December 31, 2004, we had net operating loss carry-forwards approximating $1,641,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses may be limited in the event of a change in control, as defined in the Treasury regulations.

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively.

We expect that the adoption of the foregoing new statements will not have a significant impact on our financial statements.

Three Months Ended March 31, 2005 Compared with the Three Months Ended March 31, 2004

The following table sets forth selected financial information for our two operating segments for the three months ended March 31, 2005 and 2004. As discussed above, our only business during the quarter ended March 31, 2004 was the advertising segment.

	Advertising	Products	Total
Three Months Ended March 31, 2005:
Revenues	$415,000	$1,306,000	$1,721,000
Operating income (loss)	$(129,000)	$305,000	$176,000
Net income (loss)	$(153,000)	$244,000	$91,000

Three Months Ended March 31, 2004:
Revenues	$375,000	$-	$375,000
Operating loss	$(3,876,000)	$-	$(3,876,000)
Net loss	$(3,886,000)	$-	$(3,886,000)

Advertising

Advertising revenues in the first three months of 2005 increased $40,000, or 11%, to $415,000, compared to $375,000 for the first three months of 2004. We performed marketing consulting and media placement services for SinoFresh Healthcare, Inc. representing 81% of our advertising revenues for the first three months of 2005. The remaining 19% of advertising revenues were generated from nine customers for whom we placed media and provided graphic design services. Substantially all of the advertising revenues for the first three months of 2004 were from Gameznflix, Inc., which is no longer a client, for media placement and direct response commercial production services. The principal cost of revenue in the advertising segment is media placement and production costs, which increased $77,000, or 38%, from $204,000 in the first three months of 2004 to $281,000 for the first three months of 2005. The advertising revenues in the first three months of 2005 compared to the first three months of 2004 were more heavily concentrated in media placement as compared to commercial production which resulted in a lower overall gross margin from 46% to 32%. We are continuing our efforts to broaden our customer base for the advertising segment, and we are seeking to use our advertising program for our product division as a promotion for our advertising services for other potential new direct response marketing clients.

Selling, administrative and other expenses for the first three months of 2005 for our advertising segment were $263,000, compared to $4,047,000 for the first three months of 2004, a decrease of $3,784,000. Advertising’s operating expenses during the first three months of 2004 include $3,691,000 of non-cash stock-based compensation expense which resulted from the issuance of stock grants to our officers and other key employees and stock option grants that to consultants. Significant components of advertising’s selling, general and other expenses for the first three months of 2005 includes $114,000 of salaries and related payroll taxes, $39,000 of travel and entertainment expense, $23,000 of occupancy costs, $22,000 from the amortization of deferred stock-based compensation expense and $16,000 of legal and accounting fees. Significant components of advertising’s selling, general and other expenses, other than the $3,691,000 of non-cash stock-based compensation expense, for the first three months of 2004 includes $171,000 of salaries and related payroll taxes, $42,000 of travel and entertainment expense, and $61,000 of legal and accounting fees.

Advertising’s interest expense during the first three months of 2005 was $24,000 which relates to the convertible notes that were issued in February 2005 and includes $21,000 of amortized discount on the convertible note issuance. Advertising did not have interest expense during the first three months of 2004.

Advertising’s net loss for the first three months of 2005 was $153,000 compared to $3,886,000 for the first three months of 2004.

Products

Our first product was the Dermafresh microdermabrasion kit skin care product, which we acquired in February 2004 and introduced in June 2004. As a result, we did not generate any revenue or incur any expenses from our products sector during the first quarter of 2004. Revenue from our products sector commenced in June 2004. Product revenues during the first three months of 2005 were $1,306,000, of which 23% was from sales to Wal-Mart Store, Inc. and 23% was from sales to CVS Corporation. Our cost of revenue for the first three months of 2005 was $545,000, which resulted in a gross margin of 58%. Our gross margin on product sales for the first three months of 2005 was higher than the gross margin for 2004, which was 45.8%. Our product shipments during the first three months of 2005 included a higher concentration of direct response sales than during 2004. We generate higher per unit sales prices on direct response sales than our wholesale prices to our retail customers. In additional, during 2004 we ran a greater level of direct response promotional offers on our products compared to the first three months of 2005, which had a negative impact on our margins for 2004.

The product sector’s selling, administrative and other expense for the first three months of 2005 was $456,000. Significant components of these expenses include $193,000 of salaries and related payroll taxes, $43,000 of sales commissions, $19,000 of advertising expense, $15,000 of occupancy costs, $25,000, of indirect warehousing and order processing costs, $45,000 from the amortization of deferred stock-based compensation expense and $42,000 of legal and accounting fees.

The product sector’s interest expense during the first three months of 2005 was $53,000, of which $45,000 relates to the convertible notes that were issued in February 2005, including $39,000 of amortized discount on the convertible note issuance and $6,000 relates to notes payable. Factoring discounts during he first three months of 2005 were $8,000.

Product’s net income for the first three months of 2005 was $244,000.

Overall

As a result of the foregoing, we generated consolidated net income for the first three months of 2005 of $91,000, or $.01 (basic and diluted) earnings per share, as contrasted with a net loss of $3,886,000, or $.85 per share (basis and diluted) for the first three months of 2004.

2004 Compared with 2003

The following table sets forth selected financial information of our operating segments for 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003.

	Advertising	Products	Total
Year Ended December 31, 2004:
Revenues	$2,925,000	$1,119,000	$4,044,000
Operating loss	$(4,288,000)	$(1,471,000)	$(5,759,000)
Net loss	$(4,302,000)	$(1,509,000)	$5,811,000)

The period from July 8, 2003 (Date of Inception) to December 31, 2003:
Revenues	$789,000	$-	$789,000
Operating income	$385,000	$-	$385,000
Net income	$385,000	$-	$385,000

Advertising

Advertising revenues in 2004 increased $2,136,000, or 271%, to $2,925,000, when compared to $789,000 for 2003, which consists of the period from July 8, 2003 (the date of inception) to December 31, 2003. The principal cost of revenue in the advertising segment is media placement and production costs, which increased 275%, from $275,000 in the 2003 period to $1,035,000 for 2004. This increase reflected the growth in revenue from this segment.

The advertising sector’s loss for 2004 was $584,000 before the deduction of $3,718,000 of non-cash stock-based compensation expense, resulting in net advertising sector loss of $4.3 million compared to income of $385,000 in 2003. The non-cash stock-based compensation expense resulted from the issuance to our officers and other key employees of common stock pursuant to stock grants, and stock options that were issued to consultants.

During 2004, 67% of our total revenues were derived from one advertising customer and we reserved $482,000 of receivables from such customer. In January 2005, we accepted restricted stock in payment of the outstanding receivable due from such customer and the value of such stock is presented in the balance sheet as a long-term receivable because the stock cannot be sold for one year from the date it was received. We are continuing our efforts to broaden our customer base for the advertising segment, and we are seeking to use our advertising program for our product division as a promotion for our advertising services for other potential new direct response marketing clients.

A significant portion of our selling, administrative and other expenses for the advertising sector is compensation to Mr. John P. Acunto, Jr., our chief executive officer, which consisted of a salary of $250,000 and bonus compensation of $695,000, of which $250,000 is a signing bonus pursuant to his employment agreement and $445,000 represented discretionary commissions that were earned on advertising revenues prior to the execution of his employment agreement. In September 2004, Mr. Acunto received $30,000 of his signing bonus and as of the date of this annual report, $220,000 of his signing bonus remains unpaid. Mr. Acunto’s salary in 2003 was $14,000.

Products

Our first product was the Dermafresh microdermabrasion kit skin care product, which we acquired in February 2004. Though 2004, we expanded the Dermafresh line to include a total of nine products. All of the revenue for the products sector during 2004, which was $1,119,000, was generated from sales of the Dermafresh Line. Our cost of revenue was $607,000, which resulted in a gross margin of 45.8%. The product sector’s loss for 2004 was $739,000 before the deduction of non cash stock-based compensation expense of $770,000, resulting in a net product sector loss of $1,509,000. During 2004, 21% of total revenues were derived from one product sector retail customer.

Overall

As a result of the foregoing, we sustained a consolidated net loss for 2004 of $5,811,000, or $1.05 per share (basic and diluted), as contrasted with net income of $385,000, or $.13 per share (basis and diluted) for the 2003 period.

Financial Condition

At March 31, 2005, we had available working capital of approximately $231,000 compared to a working capital deficiency of $916,000 at December 31, 2004. The following table details changes in components of working capital during the first three months of 2005.

	March 31, 2005	December 31, 2004	Change
Cash	$94,000	$38,000	$56,000
Certificate of deposit (restricted)	101,000	100,000	1,000
Accounts receivable - net	1,069,000	36,000	1,033,000
Inventory	643,000	186,000	457,000
Marketable securities	138,000	-	138,000
Other current assets	146,000	34,000	112,000
Accounts payable	(1,268,000)	(475,000)	(793,000)
Accrued salaries and payroll taxes	(271,000)	(261,000)	(10,000)
Current debt	(204,000)	(354,000)	150,000
Convertible notes (net of debt discount)	(59,000)	-	(59,000)
Other current liabilities	(158,000)	(220,000)	62,000
Working capital (deficiency)	$231,000	$(916,000)	$1,147,000

The most significant increase to working capital was accounts receivable. At March 31, 2005, 30%, 28%, 13% and 10% of our accounts receivable were due from Wal-Mart Store, Inc., CVS Corporation, SinoFresh Healthcare, Inc. and Brooks Pharmacy, respectively. During the last three months of 2004 product shipments were not significant and all but $36,000 of the invoices related to 2004 shipments had been collected as of December 31, 2004. During the first three months of 2005 product shipments were $1,306,000, of which a substantial portion was shipped in March 2005 and were included in outstanding receivables as of March 31, 2005. During April 2005, approximately $700,000 of the March 31, 2005 receivables were sold to our factor and we collected the March 31, 2005 receivable of $178,000 due from SinoFresh Healthcare, Inc.

On September 22, 2004, we executed an agreement with our factor pursuant to which we may sell qualified receivables without recourse to us. We pay a fixed discount of 1% of the gross amount of any receivables sold and are advanced 80% of the gross amount of such receivables. The remaining 20% of the gross amount of any receivables sold is held as a reserve by the factoring company until such time as the receivable is collected by the factoring company. We pay a variable discount of a base rate, as quoted from time to time by the factoring company, plus 2% on the amounts that are initially advanced to us until the factor collects the receivable from the customer. The effective rate of the variable discount as of March 31, 2005 was 7.75%. During the first three months of 2005, we sold $320,000 of receivables to the factor.

The terms that we have with the retailers for our product shipments range from 30 to 60 days from shipment. We generally receive advance deposits from our advertising clients, which are treated as deferred revenue until the airing or on-sale dates.

The increase in our inventory is due primarily to purchases of our lip solution product which we sell pursuant to an exclusive distribution agreement with Simon Cosmetics and which we formally introduced in April 2005.

The significant increase in accounts payable is due to primarily to our increased purchases of inventory as well as payments due to media placement agencies for the advertising we placed for SinoFresh Healthcare, Inc. during the first three months of 2005. Generally, our product and packaging suppliers require us to pay a deposit ranging from 25% to 50% of the purchase price with the balance being due 30 to 60 days from the shipment date. Media placement costs for television advertising generally require full payment in advance of the airing dates. Media placement costs for print media require us to pay deposits of 25% to 50% with the balance being due prior to the on-sale or distribution date of the materials in which the ads are placed. Deposits which are paid in advance to our vendors are included in prepaid and other assets.

Current debt decreased by $150,000. During the first three months of 2005 we made scheduled repayments of $150,000 on a promissory note which was issued in July 2004. The March 31, 2005 balance on this note of $100,000, was paid in the second quarter of 2005. As of March 31, 2005, the outstanding balance on our bank line-of-credit is $100,000. The bank line-of-credit expires on July 8, 2005, and is fully collateralized with a $100,000 certificate of deposit held by the bank.

In February, May and June we received net proceeds, after payment of brokerage and legal fees, of approximately $3.3 million from the sale of our securities. Although we believe that these financing will provide us with sufficient funds to enable us to continue our operations at least through mid 2006, it is possible that we may require additional funds before that time, and we cannot assure you that we will be able to raise any funds which we may require. The terms of our June 2005 private placement may make it difficult to raise funds from any other source.

BUSINESS

Advertising

We offer our advertising customers a range of services including:

•	the placement of advertising in television, internet and print media outlets;

•	the production of advertising content, including television commercials, print advertising and other graphics design literature; and

•	advertising and marketing consulting services relating to the customer’s marketing campaign.

In performing our advertising agency services, we both use our production services and, in certain cases, we outsource commercial production services to third party production companies.

With the development of our products business in 2004, we are using our in-house advertising capabilities to develop and to implement a marketing and advertising campaign for each of our products - our skin care products and our Miko marinades and dressings.

Our advertising clients are typically small companies for whom are range of services include, in addition to the placement of advertising, consulting services which can include assistance in not only developing an advertising program, but helping the client to design or develop the particular product or service, determine the appropriate market and design and implement an overall marketing program and strategy.

Our Products

We presently either own the rights to or have distribution rights for a number of products, most of which are skin care and related products. We acquired these rights since February 2004. As part of our business strategy, we intend to seek to obtain products or distribution rights to other products, which may be in different fields from our present products.

In February 2004, we acquired the rights to Dermafresh. At the time of our acquisition, the Dermafresh line consisted of a home microdermabrasion kit skin care product. During 2004, we expanded our line of skin care products to include a collagen facial blanket, a glycolic facial blanket, eye and lip contour patches, a scar and stretch mark renewal patch, a décolleté renewal blanket, a roll-on collagen, an anti-wrinkle and firming serum and a bottled skin toner. We commenced our direct response campaign for the Dermafresh line in June 2004, and we commenced sales to retail customers in the third quarter of 2004. During 2004, our Dermafresh products accounted for revenue of $1,119,000, which constituted all of our revenue in the product division.

In October 2004, we entered into a distribution and marketing agreement with Simon Cosmetics pursuant to which Simon Cosmetics granted us the two-year exclusive right to distribute and sell its line of skin care products, knows as the Simon Solutions Line, in North America, although each party has the right to terminate the agreement on six months’ notice. The initial Simon Solutions product is a lip enhancement product that is endorsed by Pamela Sue Anderson.

We introduced the lip enhancement product in April 2005. The product introduction was timed to coincide the premiere of a new television situation comedy starring Pamela Sue Anderson, called “Stacked.” We began shipping this product during the first quarter of 2005 in anticipation of the market launch in April.

In January 2005, we acquired certain assets of Miko Brands, including the right to the Miko products. Miko sells nine marinade and dressing sauces. We have engaged the former owners of Miko Brands to market these products, and we intend to expand the marketing effort.

In February 2005, we entered into an international product distribution agreement with Great American Products pursuant to Great American Products granted us a one-year exclusive right to distribute and sell its Ultimate HGH nutritional product in Asia, Africa, the former Soviet Union, Eastern and Western Europe, the South Pacific, Mexico and South America. We have no rights with respect to this product in the United States. Ultimate HGH is a nutritional product manufactured by Great American Products. Great American Products manufactures, markets and sells a large range of nutritional products, including Ultimate HGH. We intend to establish a distribution network to market these products in our territories, and expect to commence marketing in selected markets during 2005.

In February 2005, we signed an exclusive retail distribution agreement with Delmar, pursuant to which we have a two-year right to distribute and sell a line of skin care products for mass market distribution in the United States and Canada. These products will utilize Delmar’s proprietary skin care formulations that incorporate the nutrients included in the whole egg. Delmar markets its skin care products under the L’Avenir brand name. The products covered by the agreement were developed by Delmar for us to market pursuant to the agreement. We introduced this product, which we market under the name “e70,” in March 2005.

We intend to seek to obtain products or marketing rights for other products, which may be in the same market as our present skin care and specialty foods products or which may be in markets which are unrelated to those markets. In seeking new products, we focus of the potential market for the product, our potential ability to expand that market, the extent that we can use our advertising and direct marketing experience to develop and implement a marketing plan. We also consider the possibility that the product can be marketed in the same distribution channels as other products that we market, even if the marketing is directed to a different division or purchasing organization. However, we can give no assurance that we will be able to obtain rights to, and successfully market, any new products.

We currently maintain product liability insurance in the amount of $4,000,000 per incident and $4,000,000 in the aggregate, subject to exclusions and deductibles.

Sales and Marketing

We market our products to major retail, drug store, food and similar chains. In marketing to these chains we seek to demonstrate that our products meet a consumer need, are priced in a manner that could allow the stores to generate sufficient sales to justify stocking the product and that we are able to provide consistency in our products and timely deliveries. In general, before committing to a major purchase, a chain may test market the product with a modest quantity, and, if the tests show consumer acceptance, increase the size of the order. Because of the buying power, in selling to major retail establishments, we are subject to their policies with respect to such matters as scheduling and delivering of products, accepting and scheduling deliveries, payment and returns. These policies may result is a net realizable sale price to us which is less that the stated price on the purchase order.

Our present products are either food or skin care products. The key to sales in these industries is the ability to obtain shelf space, and, if possible, obtain space for a display. Typically, displays are used for products which the retailer believes will generate high volume over a relatively short time. We have been able to place major displays for both our Simon Solutions’ lip enhancer product and our Dermafresh line of products with most of our retail accounts. We believe that the ability to place such displays in stores will help the stores to generate sufficient sales to justify product reorders or to place the products in other stores owned or operated by the retailer. However, we cannot assure you that we will be successful in retaining existing or obtaining new shelf space if needed or in placing displays with our retail accounts, or that the placement of products will generate significant additional revenue.

We also sell our products by direct marketing to consumers. Direct marketing typically involves the use of television to air either a presentation concerning our product, such an informational, or commercials which are longer than the standard 30 second to one minute commercial.

We have a marketing staff of three people whose duties include marketing as well as other duties with respect to our products. We engage a third party fulfillment center to provide fulfillment of our skin care products. Our personnel handle order processing, marketing and customer service related to the direct response sales of the products.

We use our direct marketing capability to introduce the most of our products or test customer response to the product. Based on the response to our direct marketing campaign, we can change the product presentation or its packaging to address the issues which we believe are of concern to consumers.

In October 2004, we entered into an agreement with Manhattan Media, Inc. pursuant to which Manhattan Media agreed to refer to us its clients that need advertising and creative services, although it will be necessary for us to negotiate the terms of our relationship with the prospective new client directly with the client, which may choose to engage us or another party. Since October 2004, we have acquired six new advertising clients.

We did not have a significant order backlog at either December 31, 2004 or March 31, 2005, and all of the backlog at those dates has been shipped.

Product Development

Since we market or acquire products that have been developed or which are being developed by a third party, to date we have not incurred any product development expenses.

Our Suppliers

We do not manufacture any of our products. In general, our products are manufactured either by third party suppliers pursuant to purchase orders that we place. We purchase products for which we have distribution rights from the party who granted us the rights or from its authorized manufacturers. We purchase our Miko products from a company owned by the former owners of Miko brands on negotiated terms. Because our product volume is low, we are not able to take advantage of quantity pricing from our suppliers. To the extent that we are able to increase our volume of products significantly, we expect that we will be able to reduce the cost of our products. However, we cannot assure you that we will be able to generate sufficient volume to enable us to significantly reduce the cost of our products.

Major Customers

Our customers for our products are generally mass merchandising retail companies, including some of the largest retailers in the United States. For the three months ended March 31, 2005, 23% of our total revenues were derived from each of Wal-Mart Store, Inc. and CVS Corporation who purchased Dermafresh and Simon Solution products. During 2004, 21% of our total revenues were from CVS Corporation who purchased Dermafresh products. To the extent that we are dependent upon one or more of these retailers, we may be subject to their policies on such matters as the time of delivery and payment as well as their cancellation and return policies. It may be necessary for us to accept such terms in order to generate the business.

For the three months ended March 31, 2005, 19% of our total revenues was derived from one advertising customer, SinoFresh Healthcare. During 2004, 69% of our total revenues was derived from one advertising customer, Gameznflix, Inc., and we reserved $482,000 of receivables from such customer. The customer advised us that it was unable to pay the amount due because of its financial condition. In January 2005, we accepted restricted stock issued by the client and valued at $173,000, in payment of a portion of the outstanding receivable due. The value of the stock is presented in the balance sheet as an available for sale marketable security. In the event of a permanent decline in the stock or in the event that we sell the stock at a price which is less than the amount at which we are carrying the stock, we will incur a loss on the sale of marketable securities. We are no longer performing services for this company.

Our customers for our products are generally mass merchandising retail companies, including some of the largest retailers in the United States. To the extent that we are dependent upon one or more of these retailers, we may be subject to their policies on such matters as the time of delivery and payment as well as their cancellation and return policies. It may be necessary for us to accept such terms in order to generate the business.

Intellectual Property

We have filed trademark applications for the Dermafresh and e-70 names. We license the rights for those products for which we have distribution rights. We acquired the rights to the Dermafresh and Miko products, including the formulations for those products. We do not have a registered trademark for either the Miko name.

Competition

The marketing communications business is highly competitive, with agencies of all sizes and disciplines competing primarily on the basis of reputation and quality of service to attract and retain clients and personnel. Companies such as WPP Group, Omnicom Group, Interpublic Group, Digitas, ChoicePoint Precision Marketing and Havas generally serve large corporations with consolidated or business unit sales from direct marketing in excess of $100 million. Additionally, based on agency direct marketing revenues published in the trade journal Advertising Age’s 2003 Agency Survey, our research indicates that there are approximately 23 agencies with direct marketing revenues ranging from $10 million to $100 million and several dozen agencies with direct marketing revenues ranging from at least $1 million to $10 million. We intend to seek a market niche by providing a full level of service quality that users of direct marketing services may not receive from our larger competitors. Most of our advertising clients are smaller companies that would not typically be sought by the major advertising and marketing companies.

The markets in which our products are sold are highly competitive. Our products compete with products of many large and small companies, including well-known global competitors, such as The Proctor & Gamble Company, Johnson & Johnson, Revlon, Inc. and Guthy-Renker. We market our products with advertising, promotions and other vehicles to build awareness of our brands in conjunction with an extensive sales force including direct response advertising. We believe this combination provides the most efficient method of marketing for these types of products. Product quality, performance, value and packaging are also important competitive factors. We believe that we gain a certain level of competitive advantage by utilizing cost savings from our direct response advertising sector which provides us with a lower overall advertising cost to promote our products.

In marketing our products we also compete with the major companies in seeking shelf space and is placing displays in prime locations within a store. The ability to obtain shelf space and to display our products in the stores is crucial to generating business, especially for products, such as ours, that are not as well knows as the products which are manufactured and marketed by some of the largest skin care and food products companies in the world. After an initial order, retail outlets, especially mass marketing retailers, decide on whether and how much to order and where to display the product in the store based on their perception of the consumer response to the product. Thus, without good shelf space or displays for an initial order, it may be difficult for a new product to generate a favorable consumer response which in turn affects the willingness of the retailer to make further purchases.

Employees

As of June 30, 2005, we had eleven full-time employees and one consultant. None of our employees is represented by a labor union, and we consider our employee relations to be good.

Property

We lease approximately 6,650 square feet of executive office space in an office building located at 1515 N. Federal Highway, Suite 418, Boca Raton, Florida 33432 under a lease which expires in March 2010. The annual rent is $180,000, and the lease provides for standard escalations. We have a right to terminate the lease effective December 2006 by providing a 180 days prior notice to the landlord. We plan to lease a 20,392 square foot warehouse and distribution facility pursuant to a ten-year lease at an annual rental of $308,000, subject to standard escalations. We believe that our present facilities and our warehouse and distribution facility are adequate for our needs.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Position
John Cammarano, Jr.	41	President and director
Anton Lee Wingeier	42	Chief financial officer, secretary and director

John Cammarano, Jr. has served as our chief executive officer since June 17, 2005, as our president since March 18, 2004 and as a director since August 2004. From November 2003 to March 2004, Mr. Cammarano owned Florida Business and Entertainment, Inc. and was developing a web-based advertising internet site. For more than six years prior to November 2003, Mr. Cammarano was a part owner of Think-Tek, Inc., a direct response marketing company.

Anton Lee Wingeier has served as our chief financial officer since April 1, 2004 and as a secretary and a director since August 2004. From April 2000 to April 2004, Mr. Wingeier managed his own accounting firm, specializing in SEC compliance matters and strategic merger and acquisition services. Prior to that, Mr. Wingeier spent six years at Sagemark Companies Ltd. as its director of SEC reporting and vice-president of finance.

Pursuant to the purchase agreement for the June 2005 private placement, we agreed that, within 45 days from the closing date, June 17, 2005, we will have appointed such number of independent directors that would result in a majority of our directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors. Our failure to meet these requirements would results in the payment of liquidated damages that are to be paid by the issuance of additional shares of series B preferred stock. We are in the process in seeking independent directors in order to enable us to comply with this requirement.

Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada law. Nevada law provides that director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law

Key Consultant

Mr. John P. Acunto, Jr., age 33, has been a consultant since June 2005. Pursuant to his consulting agreement, Mr. Acunto agreed to serve on a substantially full-time basis as a consultant with principal emphasis in marketing our advertising business. Mr. Acunto served as our chief executive officer, chairman of the board and director from January 4, 2004 until June 2005. In July 2003, Mr. Acunto founded and developed Adsouth, Inc., a direct response marketing and advertising services firm which we acquired pursuant to the reverse acquisition. For more than five years prior to founding Adsouth, Inc., Mr. Acunto was an independent marketing consultant, advising clients on a wide variety of subjects including, without limitation, direct marketing, media buying, media placement and related activities, doing business as The Business Planning Company.

Compensation

Summary Compensation Table

The following table presents compensation information related to our chief executive officer and other executive officers who received or accrued compensation from us in excess of $100,000 for 2004.

					Long-term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs (#)
John P. Acunto, Jr. Chief Executive Officer	2004 2003	$250,000 14,000	$695,000 --	$10,000 --	666,667 --	333,333 --
John Cammarano, Jr., President	2004	$128,000	$132,000	$16,000	69,507	66,667
Anton Lee Wingeier Chief Financial Officer	2004	$92,000	$24,000	$10,000	46,667	--

Other annual compensation consists of fringe benefits including car allowance and medical benefits.

Mr. Acunto’s bonus includes a $250,000 signing bonus pursuant to his employment agreement and $445,000 of discretionary commissions that were earned on advertising revenues prior to the execution of his employment agreement. We paid $30,000 of this bonus 2004 and the balance in 2005.

Mr. Wingeier’s bonus represents the signing bonus pursuant to his employment agreement.

Mr. Cammarano’s bonus includes a $50,000 signing bonus and $82,000 of commissions both earned pursuant to his employment agreement.

Employment and Consulting Agreements

On February 18, 2005, we entered into an employment agreement, dated as of July 1, 2004, with our chief executive officer, John P. Acunto, Jr. Mr. Acunto’s employment agreement was terminated, except for his obligations under the non-disclosure, non-competition and related provisions, with the execution of his consulting agreement in June 2005. Mr. Acunto’s employment agreement provided for Mr. Acunto to serve as our chief executive officer until December 31, 2009. Mr. Acunto received a salary of $375,000. He also received an initial bonus of $250,000 in 2004, of which $30,000 was paid in 2004 and the balance was paid in 2005. Mr. Acunto received his quarterly bonus for the first quarter of 2005, and he will receive a proportionate share of his quarterly bonus for the period April 1 through June 16, 2005. The quarterly bonus was 5% of our adjusted gross profit, which is defined as gross profit less compensation (other than his quarterly bonus and annual bonus). For each quarter in which a quarterly bonus is payable, Mr. Acunto was to receive a five-year non-qualified option to purchase the number of shares of common stock determined by dividing the amount of the quarterly bonus by the exercise price per share, which shall be the closing price of our common stock on the last day of the quarter. Pursuant to this provision, Mr. Acunto received an option to purchase 49,314 shares of common stock at an exercise price of $.74 per share. Mr. Acunto also received insurance benefits and a monthly automobile allowance of $1,800. Mr. Acunto will receive the prorated portion of his bonus for the second quarter of 2005 once the amount has been calculated.

On June 17, 2005, in connection with the June 2005 private placement, we entered into a consulting agreement with Mr. Acunto, pursuant to which Mr. Acunto agreed to serve on a substantially full-time basis as a consultant with principal emphasis in marketing our advertising business for a term of three years and continuing thereafter on a year-to-year basis unless terminated by either party on 90 days prior written notice. As compensation for his services, we paid Mr. Acunto an initial payment of $200,000, and we are to pay him a non-refundable monthly draw of $17,000 against commissions earned. We agreed to pay Mr. Acunto a commission equal to 5% of the gross profit on covered accounts, as defined in the agreement. We also granted Mr. Acunto a non-qualified stock option to purchase 2,000,000 shares of common stock at an exercise price of $.65 per share, which is exercisable immediately (subject to an increase in the number of authorized shares of Common Stock) as to 500,000 shares and thereafter in quarterly installments based on our gross profit for the quarter.

On March 18, 2004, we entered into an employment agreement with our president, John Cammarano, Jr. Mr. Cammarano’s employment agreement provides for him to serve as our president until March 18, 2007 and automatically renews for additional three-year periods unless either we or Mr. Cammarano gives 90 days notice before March 18, 2007 of our or his intention to not renew. Mr. Cammarano receives a salary at the annual rate of $175,000 through the term of the employment agreement. He also received a one-time signing bonus of $50,000 and shares of common stock valued at $100,000, 33,334 shares of common stock for overseeing the establishment of a web-based advertising business and an option to purchase 66,667 shares of common stock at an exercise price of $1.35 per share. Mr. Cammarano is entitled to a bonus of 5% of our product sales and stock based incentives equal to 5% of the revenues that are generated as a result of his direct efforts. For the year ended December 31, 2004, Mr. Cammarano voluntarily limited his bonus compensation to 5% of product sales, less returns and advertising allowances. Mr. Cammarano also receives a monthly auto allowance of $1,800. In the event of a termination of Mr. Cammarano’s employment as a result of his death we will pay his beneficiary an amount equal to the sum of the salary and bonus paid him in the immediately prior calendar year. In the event of a termination of Mr. Cammarano’s employment as a result of his disability we will pay him his monthly salary as then in effect for a period of six months and thereafter will pay him 50% of his monthly salary as then in effect until the first anniversary of his disability

On June 17, 2005, Mr. Cammarano was elected as our chief executive officer and agreed that (i) he would not publicly sell any shares of our common stock during the two-year period commencing on the date of the purchase agreement relating to the June 2005 private placement, (ii) notwithstanding any contrary provisions of his employment agreement or other understanding, he will not receive any bonus except for a bonus based on growth in earnings per share as determined by a compensation committee of the board of directors the majority of members of which are independent directors, (iii) in the event of a termination of his employment, other than a termination by us that is not for cause or as a result of his death or disability, his severance will not exceed one year’s compensation, (iv) that he would no longer receive a car allowance and (v) that his base salary would be $250,000. We also granted Mr. Cammarano a non-qualified stock option to purchase 800,000 shares of common stock at an exercise price of $.65 per share, which is exercisable immediately (subject to an increase in the number of authorized shares of Common Stock) as to 425,000 shares and thereafter in quarterly installments based on our gross profit for the quarter.

On February 18, 2005, we entered into an employment agreement, dated as of July 1, 2004, with our chief financial officer, Anton Lee Wingeier. Mr. Wingeier’s employment agreement provides for Mr. Wingeier to serve as our chief financial officer until December 31, 2005 and continuing thereafter on a month-to-month basis unless terminated by either party. Mr. Wingeier is to receive a salary at the annual rate of $125,000 through September 30, 2004 and $150,000 thereafter. He also received an initial bonus of $24,000 in 2004, and will receive a quarterly and annual bonus. The quarterly bonus will be 5% of our adjusted gross profit, which is defined as gross profit less compensation (other than his quarterly bonus and annual bonus). If our income before income taxes and payment of his annual bonus is at least $2,000,000, we will pay Mr. Wingeier an annual bonus equal to 5% of the adjusted income. For each quarter in which a quarterly bonus is payable, Mr. Wingeier is to receive five-year non-qualified option to purchase the number of shares of common stock determined by dividing the amount of the quarterly bonus by the exercise price per share, which shall be the closing price of our common stock on the last day of the quarter. Mr. Wingeier also receives insurance benefits and a monthly automobile allowance of $900. In the event of a termination of Mr. Wingeier’s employment as a result of his death or disability, we will pay him or his beneficiary his salary for the lesser of one year or the balance of the term.

In connection with the June 2005 private placement, we and Mr. Wingeier agreed that (i) he would not publicly sell any shares of our common stock during the two-year period commencing on the date of the purchase agreement, (ii) notwithstanding any contrary provisions of his employment agreement or other understanding, he will not receive any bonus except for a bonus based on growth in earnings per share as determined by a compensation committee of the board of directors the majority of members of which are independent directors, (iii) in the event of a termination of his employment, other than a termination by us that is not for cause or as a result of his death or disability, his severance will not exceed one year’s compensation, (iv) that he would no longer receive a car allowance, (v) that his base salary would be $175,000 and (vi) that his employment term was extended to June 17, 2008.

Stock Incentive Plans

We have two equity incentive plans - our stock incentive plan, pursuant to which we may grant stock options, stock grants or other incentives to purchase up to 1,000,000 shares to non-management employees, consultants, directors and advisors, and our management incentive program, pursuant to which we may issue stock grants for up to 1,666,667 shares to management. As of June 30, 2005, under these plans, we had issued restricted stock grants for 1,720,069 shares of common stock, issued 150,001 shares of common stock upon exercise of stock options, options to purchase 1,000,003 shares of common stock outstanding and 24,743 shares of common stock, together with any shares which become available as a result of the expiration or termination of outstanding options. The terms on which the restricted stock grants were issued provide that the shares cannot be sold until the date of which the board of directors determines that the right to transfer vests, except that, in any event, the right to transfer the shares vests on the earlier of five years from the date of the restricted stock grant or the date of a change of control, as defined in the plan. As of the date of this prospectus, the right to transfer the shares issued pursuant to the restricted stock grants issued to employees and executives has vested for

200,000 of such shares, which are owned by a person who is not our affiliate. In addition, we granted options to purchase 820,003 shares of common stock which were not pursuant to any plan.
In April 2005, the board of directors adopted, and in June 2005, the board of directors amended and restated the 2005 Long-Term Incentive Plan, covering 1,870,000 shares of common stock. The 2005 plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2005 Plan is to be administered by a committee of three directors of which a majority are to be independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his election, a five-year option to purchase 50,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 10,000 shares of common stock on April 1st of each year, commencing April 1, 2006. Pursuant to this plan, we granted option to purchase an aggregate of 798,628 shares of common stock, including options to purchase 49,314 shares of common stock which were issued to each of Mr. Acunto and Mr. Wingeier pursuant to their employment agreements.

Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue Code.

In general, upon the exercise a non-qualified option, the option holders will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

The following table sets forth information relating to options and stock grants which were granted during 2004 to our executive officers who are included in the summary compensation table as of December 31, 2004. No stock appreciation rights were granted.

Name	Number of securities underlying options granted (#)	Percent of total grants and options granted to employees in fiscal year		Exercise or base price ($/share)		Expiration Date
John P. Acunto, Jr.	333,334 666,667	31 39	% %	$ $	1.35 0	2/26/09 NA
John Cammarano, Jr.	66,667 69,508	6 4	% %	$ $	1.35 0	2/26/09 NA
Anton Lee Wingeier	-0- 46,667	0 3	% %		NA $0	NA NA

Aggregate Option Exercises in Last Year and Year-end Option Values

The following table presents information regarding the unexercised options and stock appreciation rights to purchase shares of our common stock held by our executive officers who are included in the preceding summary compensation table as of December 31, 2004. No stock appreciation rights were granted.

			Number of Securities Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)
Name	Shares Acquired On Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John, P. Acunto, Jr.	666,667	$1,215,000	333,333	-	$0	-
John Cammarano, Jr.	69,507	213,000	66,667	-	0	-
Anton Lee Wingeier	46,667	71,000	-	-	-	-

The shares under the column “Shares Acquired on Exercise” reflect shares issued as stock grants to the named officers. No cash consideration was paid for the shares. The amount shown in the column “Value Realized” represents the fair market value of the common stock issued to the named officers on the date of the stock grant.

The securities issued to Mr. Acunto do not include stock grants of 666,667 shares and options to purchase 333,334 shares issued to Mr. Acunto’s wife, Angela E. Acunto, as to which he disclaims beneficial interest.

In March 2005, we granted John Acunto an option to purchase 111,334 shares of common stock at $.705 per share, being the fair market value on the date of grant. Mr. Acunto exercised the option as to 55,667 shares, and his option to purchase the remaining 55,667 shares expires in March 2006. No other officers or directors received or exercised options in 2005 through the date of this prospectus.

In June 2005, we issued to each of Mr. Acunto and Mr. Wingeier an option to purchase 49,314 shares of common stock at $.74 per share pursuant to their employment agreements based on the results of our operations for the first quarter of 2005. They will receive additional option grants based on the results of our operations for the second quarter of 2005, although the grant to Mr. Acunto will be based on that proportion of the quarter for which he was an officer.

In June 2005, we issued to Mr. Acunto an option to purchase 2,000,000 shares of common stock at $.65 per share pursuant to his consulting contract, and we issued to Mr. Cammarano an option to purchase 800,000 shares of common stock at $.65 per share. For a discussion of these options, see “Management - Employment and Consulting Agreements.”

PRINCIPAL STOCKHOLDERS

The following table provides information at to shares of common stock beneficially owned as of June 30, 2005 by:

•	each director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
John P. Acunto, Jr. 1515 N. Federal Highway; Suite 418 Boca Raton, FL 33432	4,667,738	52.2%
Angela E. Acunto 1515 N. Federal Highway; Suite 418 Boca Raton, FL 33432	4,667,738	52.2%
The Tiger Fund 2600 Michelson Drive; 17th Floor Irvine, CA 92612	981,045	12.8%
John Cammarano, Jr.	561,174	6.9%
Anton Lee Wingeier	95,981	1.2%
All directors and executive officers as a group (two individuals)	657,155	8.0%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of June 30, 2005.

Mr. John P. Acunto, Jr. and Ms. Angela E. Acunto are husband and wife. The shares owned beneficially by each of them includes (i) 1,795,087 shares of common stock and 939,315 shares of common stock issuable upon options held by Mr. Acunto and (ii) 1,600,000 shares of common stock and 333,334 shares of common stock issuable upon exercise of options held by Mrs. Acunto. Each of Mr. and Mrs. Acunto disclaims beneficial interest in the shares owned by the other. Mrs. Acunto has pledged 333,334 shares of Common Stock to each of Argyll Equities and Platinum Securities to secure her three-year notes each in the principal amount of $200,000.

The shares beneficially owned by Mr. Cammarano include 491,667 shares issuable upon the exercise of stock options held by him.

The shares beneficially owned by Mr. Wingeier include an option to purchase 49,314 shares of common stock.

Although Barron Partners, Vestal Venture Capital and Richard Molinksy own shares of series B preferred stock and warrants which, if fully exercised, would result in their ownership of more than 5% of our outstanding common stock, because of the limitation on right of conversion and exercise, which precludes either of them or their affiliate from acquiring more than 4.9% of our outstanding common stock, neither of such persons is the beneficial owner of 5% or more of our common stock under the rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 4, 2004, we, The Tiger Fund, Adsouth, Inc., John P. Acunto, Jr. and Angela E. Acunto entered into a share exchange agreement, pursuant to which, contemporaneously with the execution of the agreement, The Tiger Fund transferred 1,866,667 shares of Common Stock it owned to Mr. John P. Acunto, Jr. and Ms. Angela E. Acunto, who were the sole stockholders of Adsouth, Inc., and Mr. and Ms. Acunto transferred their stock in Adsouth, Inc. to us. Upon completion of the share exchange transaction, the control of our company had changed such that Mr. and Mrs. Acunto collectively owned more than 50% of our outstanding common stock. Contemporaneously with this transaction, Mr. Acunto was elected chairman and chief executive officer and a director and Ms. Acunto was elected executive vice president. Ms. Acunto resigned her position as executive vice president during 2004. Mr. and Ms. Acunto each received stock grants of 300,000 shares of common stock on January 4, 2004 and 366,667 shares of common stock on February 27, 2004, and they each received a non-qualified stock option to purchase 333,333 shares of common stock on February 27, 2004.

On May 9, 2003, our board of directors authorized The Tiger Fund’s purchase of 1,298,452 shares of common stock for which The Tiger Fund issued its $19,477 promissory note. The note accrues interest annually at a rate equal to the 90 day treasury rate, an effective rate of 1% at December 31, 2004, with all principal and interest due in May 2007.

In connection with the reverse acquisition, The Tiger Fund committed to provide us with $1,000,000 in equity funding during 2004. Originally, The Tiger Fund was to receive a warrant to purchase 133,333 shares of common stock at $15 per share for its $1 million investment. On March 31, 2004, we and The Tiger Fund entered into an amended agreement pursuant to which The Tiger Fund purchased 333,333 shares of common stock for $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 157,894 shares of common stock and the $650,000 promissory note was cancelled.

In February 2004, we acquired all of the stock of Dermafresh, Inc., which owned the rights to the Dermafresh products, from Think-Tek. Mr. John Cammarano, who became our president following our acquisition of Dermafresh, Inc., was an officer, director and stockholder of Think-Tek. The purchase price for Dermafresh, Inc. was $125,000, of which $62,500 was paid to Mr. Cammarano.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 33,333,333 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001 per share. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to share in such dividends as the board of directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. There are presently 7,660,931 shares of common stock outstanding.

Our directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual stockholders meeting at which a quorum is present can elect all of our directors. Our stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities. All outstanding shares of common stock are, and those issuable upon conversion of the note and exercise of the warrants will be, upon such conversion or exercise, validly issued, fully paid, and non-assessable.

Our by-laws provide that the sale, transfer and other disposition of substantially all of the corporation’s properties and a merger or consolidation of the corporation shall require the approval by an affirmative vote of not less than 2/3 of our issued and outstanding shares. Our by-laws provide that our board of directors consist of three directors and that this provision of the by-laws requires the approval of two-thirds of our issued and outstanding shares entitled to vote. Our board of directors has approved, subject to stockholder approval, amended by-laws which include a provision which grants the board of directors the right to determine the number of directors and eliminate the provision which requires us to obtain the approval of two-thirds of our issued and outstanding stock for a merger, consolidation or other sale or disposition of our assets.

Series A Convertible Preferred Stock

Our articles of incorporation designate 3,500,000 of the shares of preferred stock as series A convertible preferred stock. Each share of series A convertible preferred stock is convertible into 100 shares common stock, upon any “change of control.” A “change of control” shall be deemed to have occurred in the event that any person or entity shall have acquired more than 25% of our issued and outstanding common stock in any single transaction or series of transactions which are not approved by our board of directors. No shares of series A convertible preferred stock have been issued.

Our board of directors has broad discretion to designate the rights, preferences, privileges and restrictions for one or more additional series of preferred stock from the remaining 1,500,000 shares of preferred stock.

Series B Convertible Preferred Stock

In connection with the June 2005 private placement, our board of directors created the series B preferred stock. Each share of series B preferred stock is convertible into nine shares of Common Stock. No dividends are payable with respect to the series B preferred stock and we are prohibited from paying dividends on the common stock or redeeming common stock while the series B preferred stock is outstanding.

If, during the two year period beginning June 17, 2005, we issues shares of common stock or options, warrants or other convertible securities at a price or with a conversion or exercise price less than the conversion price (initially $.30), with certain specified exceptions, the number of shares issuable upon conversion of one share of series B preferred stock is adjusted, using a weighted average formula, to reflect such issuance.

Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series B preferred stock are entitled to a preference of $2.70 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series B preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

Without the approval of the holders of 75% of the series B preferred stock, we will not (a) alter or change the powers, preferences or rights given to the series B preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the series B preferred stock, or any class or series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series B preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series B preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the Series B Preferred Stock may not convert the Series B Preferred Stock to the extent that such conversion would result in the holders owning more than 4.9% of the outstanding common stock. This limitation may not be amended without the consent of the holders of a majority of the outstanding common stock.

In the event we do not deliver a stock certificate upon conversion of the Series B Preferred Stock in a timely manner, as set forth in the Certificate of Designation, we must pay the converting holder liquidated damages.

Proposed Amendment to Articles of Incorporation

The board of directors has approved, subject to stockholder approval, an amendment to our articles of incorporation which would:

•	Eliminate the series A convertible preferred stock;

•
Increase the number of authorized shares of preferred stock to 10,000,000 shares, with the board of director having the right to determine the rights, preferences, privileges and limitations of one or more series the preferred stock, and

•	Increase the number of authorized shares of common stock to 60,000,000 shares.

We agreed that, upon the effectiveness of the increase in the authorized preferred stock, we would increase the number of authorized shares of series B preferred stock from 1,500,000 shares to 3,000,000 shares. In the subscription agreement relating to the purchase of the series B preferred stock, the investors agreed to approve this increase in authorized series B preferred stock.

Transfer Agent

The transfer agent for our common stock is Mountain Share Transfer, Inc., 1625 Abilene Drive, Broomfield, CO 80020-1147.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

Shares Available for Future Sale

We estimate that the public float for our common stock presently consists of approximately 1,457,426 shares of common stock, which excludes 1,478,396 shares that are comprised of unvested stock grants issued to our employees. The 1,866,667 shares that were issued to John and Angela Acunto in January 2004 are subject to a two-year lock up from June 17, 2005, the date of the closing for the June 2005 private placement. In addition, The Tiger Fund acquired 981,045 shares in May 2003. In

January 2005, we issued 63,333 shares of common stock in connection with the acquisition of assets of Miko Brands. These shares would become eligible for sale pursuant to Rule 144 commencing in January 2006. Under the volume limitations of Rule 144, a stockholder, together with members of his or her family, may not sell more than 1% of our outstanding common stock in any three-month period.

The Nevada General Corporation Law

We are incorporated in Nevada and are subject to the provisions of the Nevada General Corporation Law. Under certain circumstances, the following selected provisions may delay or make more difficult acquisitions or changes of control. Our articles of incorporation and by-laws do not exclude us from such provisions. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Restrictions on Control Share Acquisitions

Sections 78.378 to 78.3793 of the Nevada General Corporation Law relate to acquisitions of control of an issuing corporation, which is defined as a Nevada corporation that has 200 or more stockholders, at least 100 of whom have addresses in Nevada appearing on our stock ledger. These provision will not apply unless we meet the definition of an issuing corporation.

Under these provisions, acquiring person who acquires a controlling interest in an issuing corporation and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred upon them by a resolution of the stockholders of the corporation, approved by a majority of the voting power at a special or annual meeting of the stockholders, with the votes of interested stockholders not counted. The meeting of stockholders is held upon the request and at the expense of the acquiring person.

In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. A controlling interest means the ownership of outstanding voting shares sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded.

These provisions do not apply if the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply.

Restrictions on Certain Business Combinations

Sections 78.411 to 78.444 of the Nevada General Corporation Law restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder’s acquisition of the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder that cause such stockholder to become an interested stockholder is approved by our board of directors before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

For purposes of the above provisions, a resident domestic corporation is a Nevada public corporation that has 200 or more stockholders and an interested stockholder is any person, other than the company and its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the company or (ii) an affiliate or associate of the company and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the company.

These restrictions do not apply to corporations that elect in a charter amendment approved by a majority of the disinterested shares to be excluded from these provisions. Such an amendment would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by such provisions.

EXPERTS

The consolidated financial statements for the year ended December 31, 2004 and the period from inception (July 8, 2003) to December 31, 2003, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Marcum & Kliegman LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Esanu Katsky Korins & Siger, LLP.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

ADSOUTH PARTNERS, INC. AND SUBSIDIARIES
Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Sector Statements of Operations for the three months ended March 31, 2005 and 2004 (unaudited) and the Year Ended December 31, 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003

F-3 - F-4
Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004 (unaudited) and the Year Ended December 31, 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003

F-5
Sector Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004	F-6 - F-8
Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004	F-9 - F-10
Sector Statements of Cash Flows for the three months ended March 31, 2005 and 2004 (unaudited) and the Year Ended December 31, 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003

F-11 - F-13
Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004 (unaudited) and the Year Ended December 31, 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003

F-14 - F-15
Consolidated Statements of Changes in Stockholders’ Equity (Capital Deficiency) for the period from July 8, 2003 (Date of Inception) to December 31, 2003 and for the Year Ended December 31, 2004	F-16
Condensed Consolidated Statement of Changes in (Capital Deficiency ) Stockholders’ Equity and for the three months ended March 31, 2005 (unaudited)	F-17
Notes to Consolidated Financial Statements	F-18 - F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Adsouth Partners, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Adsouth Partners, Inc. and Subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, changes in capital deficiency, and cash flows for the year ended December 31, 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003. In addition, we have audited the accompanying sector balance sheet and the related sector statements of operations and of cash flows, presented for purposes of additional analysis, for the year ended December 31, 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003. These consolidated and sector financial statements (collectively, the “financial statements”) are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Adsouth Partners, Inc. and Subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the year ended December 31, 2004 and the period from July 8, 2003 (Date of Inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying sector balance sheet and the related sector statements of operations and of cash flows, presented for purposes of additional analysis, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ Marcum & Kliegman LLP

New York, New York
February 19, 2005, except for Note 14[e] which is as of March 14, 2005

Adsouth Partners, Inc. and Subsidiaries
Sector Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,	Period from July 8, 2003 (Date of Inception) to December 31,
	2005	2004	31, 2004	31, 2003
ADVERTISING	(unaudited)	(unaudited)
Revenues	$415,000	$375,000	$2,925,000	$789,000
Costs and expenses
Media placement and production costs	281,000	204,000	1,035,000	275,000
Selling, administrative and other expense (includes $23,000, $3,691,000 and $3,718,000 of non cash stock based compensation for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004, respectively)	263,000	4,047,000	6,178,000	129,000
Total costs and expenses	544,000	4,251,000	7,213,000	404,000
Operating (loss) income - Advertising	(129,000)	(3,876,000)	(4,288,000)	385,000
Loss on sale of marketable securities	-	(10,000)	(10,000)	-
Interest expense	(24,000)	-	-	-
Other expense	-	-	(4,000)	-
Net (loss) income - Advertising	(153,000)	(3,886,000)	(4,302,000)	385,000
PRODUCTS
Revenues	1,306,000	-	1,119,000	-
Costs and expenses
Cost of sales	545,000	-	607,000	-
Selling, administrative and other expense (includes $47,000$ and 770,000 of non cash stock based compensation for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively)	456,000	-	1,983,000	-
Total costs and expenses	1,001,000	-	2,590,000	-
Operating income (loss) - Products	305,000	-	(1,471,000)	-
Discount on receivables sold to factor	(8,000)		(15,000)
Interest expense	(53,000)	-	(23,000)	-
Net income (loss) - Products	244,000	-	(1,509,000)	-
TOTAL COMPANY
Net income (loss)	$91,000	($3,886,000)	($5,811,000)	$385,000

The accompanying notes are an integral part of these consolidated financial statements.
(continued)

Adsouth Partners, Inc. and Subsidiaries
Sector Statements of Operations

	Three Months Ended March 31,		Year Ended December 31	Period from July 8, 2003 (Date of Inception) to December 31,
	2005	2004	31, 2004	31, 2003
	(unaudited)	(unaudited)
Weighted average number of common shares	6,983,627	4,588,781	5,559,674	2,889,716
AMOUNTS PER SHARE OF COMMON STOCK
Basic net income (loss)	$.01	($.85)	($1.05)	$.13
Diluted net income (loss)	$.01	($.85)	($1.05)	$.13

The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,	Period from July 8, 2003 (Date of Inception) to December 31,
	2005	2004	2004	2003
Revenues	(unaudited)	(unaudited)
Advertising	$415,000	$375,000	$2,925,000	$789,000
Products	1,306,000	-	1,119,000	-
Revenues	1,721,000	375,000	4,044,000	789,000
Costs and expenses
Media placement and production costs - advertising	281,000	204,000	1,035,000	275,000
Cost of sales - products	545,000	-	607,000	-
Selling, administrative and other expense (includes $70,000, $3,691,000 and $4,488,000 of non cash stock based compensation for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004, respectively)	719,000	4,047,000	8,161,000	129,000
Total costs and expenses	1,545,000	4,251,000	9,803,000	404,000
Income (loss) from operations	176,000	(3,876,000)	(5,759,000)	385,000
Discount on receivable sold to factor	(8,000)	-	(15,000)	-
Interest expense	(77,000)	-	(23,000)	-
Loss on sale of marketable securities	-	(10,000)	(10,000)	-
Other expense	-		(4,000)	-
Net income (loss)	$91,000	($3,886,000)	($5,811,000)	$385,000

Weighted average number of common shares	6,983,627	4,588,781	5,559,674	2,889,716

AMOUNTS PER SHARE OF COMMON STOCK
Basic net income (loss)	$.01	($.85)	($1.05)	$.13
Diluted net income (loss)	$.01	($.85)	($1.05)	$.13

The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Sector Balance Sheet

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
ADVERTISING
Cash	$67,000	$38,000
Certificate of deposit (restricted)	101,000	100,000
Accounts receivable, net	179,000	-
Marketable securities	138,000	-
Prepaid expenses and other current assets	13,000	1,000
Total current assets	498,000	139,000
Property and equipment, net	62,000	64,000
Deferred financing costs, net	86,000
Receivables, long-term	-	174,000
Deposits	10,000	9,000
Total advertising assets	656,000	386,000

PRODUCTS
Cash	27,000	-
Accounts receivable, net	890,000	36,000
Due from factor	35,000	-
Inventory	643,000	186,000
Prepaid expenses and other current assets	98,000	33,000
Total current assets	1,693,000	255,000
Property and equipment, net	12,000	12,000
Deferred financing costs, net	174,000
Investment in product line rights- net	183,000	114,000
Deposits	5,000	4,000
Total product assets	2,067,000	385,000
TOTAL ASSETS	$2,723,000	$771,000

(continued)
The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Sector Balance Sheet

	March 31, 2005	December 31, 2004
	(Unaudited)
LIABILITIES AND CAPITAL DEFICIENCY
ADVERTISING
Accounts payable	$270,000	$105,000
Accrued salaries and payroll taxes	163,000	243,000
Deferred revenues	28,000	51,000
Accrued expenses	4,000	-
Current portion of capital lease obligation	3,000	3,000
Convertible notes (net of debt discount of $251,000 at March 31, 2005)	20,000	-
Total Advertising current liabilities	488,000	402,000
Capital lease obligations	13,000	15,000
Total Advertising liabilities	501,000	417,000

PRODUCTS
Accounts payable	998,000	370,000
Accrued salaries and payroll taxes	108,000	18,000
Deferred revenues	34,000	39,000
Accrued expenses	92,000	17,000
Due to factor	-	113,000
Current portion of capital lease obligation	1,000	1,000
Bank line of credit	100,000	100,000
Notes payable	100,000	250,000
Convertible notes (net of debt discount of $500,000 at March 31, 2005)	39,000	-
Total Products current liabilities	1,472,000	908,000
Capital lease obligation	3,000	3,000
Total Products liabilities	1,475,000	911,000

Total liabilities	1,976,000	1,328,000

Contingencies and commitments (see Note 8)

The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Sector Balance Sheet

	March 31, 2005	December 31, 2004
	(Unaudited)
STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Preferred stock, $.0001 par value; 5,000,000 shares authorized, 3,500,000 designated as Series A Convertible Preferred Stock, none issued and outstanding as of March 31, 2004 and December 31, 2004	-	-
Common stock, $.0001 par value; 33,333,333 shares authorized, 7,960,931 issued and outstanding as of March 31, 2005 and 6,002,214 issued and outstanding as of December 31, 2004 (see Note 9)	1,000	-
Additional paid-in capital	6,581,000	5,274,000
Notes receivable - stockholder	(20,000)	(20,000)
Deferred compensation	(60,000)	-
Accumulated deficit	(5,720,000)	(5,811,000)
Accumulated other comprehensive loss:
Unrealized loss from available-for-sale securities	(35,000)	-
Total stockholders’ equity (capital deficiency)	747,000	(557,000)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	$2,723,000	$771,000

The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Consolidated Balance Sheet

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash	$94,000	$38,000
Certificate of deposit (restricted)	101,000	100,000
Accounts receivable, net	1,069,000	36,000
Due from factor	35,000	-
Inventory	643,000	186,000
Marketable securities	138,000	-
Prepaid expenses and other current assets	111,000	34,000
Total current assets	2,191,000	394,000
Property and equipment, net	74,000	76,000
Deferred financing costs, net	260,000	-
Investment in product line rights - net	183,000	114,000
Receivables, long-term	-	174,000
Deposits	15,000	13,000
TOTAL ASSETS	$2,723,000	$771,000
(continued)

The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Consolidated Balance Sheet

	March 31, 2005	December 31, 2004
	(Unaudited)
LIABILITIES AND CAPITAL DEFICIENCY
Accounts payable	$1,268,000	$475,000
Accrued salaries and payroll taxes	271,000	261,000
Deferred revenues	62,000	90,000
Accrued expenses	96,000	17,000
Due to factor	-	113,000
Current portion of capital lease obligation	4,000	4,000
Bank line of credit	100,000	100,000
Notes payable	100,000	250,000
Convertible notes (net of discount of $751,000 at March 31, 2005)	59,000	-
Total current liabilities	1,960,000	1,310,000
Capital lease obligation	16,000	18,000
Total liabilities	1,976,000	1,328,000

Contingencies and commitments (see Note 8)

STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Preferred stock, $.0001 par value; 5,000,000 shares authorized, 3,500,000 designated as Series A Convertible Preferred Stock, none issued and outstanding as of March 31, 2004 and December 31, 2004	-	-
Common stock, $.0001 par value; 33,333,333 shares authorized, 7,960,931 issued and outstanding as of March 31, 2005 and 6,002,214 issued and outstanding as of December 31, 2004 (see Note 9)	1,000	-
Additional paid-in capital	6,581,000	5,274,000
Notes receivable - stockholder	(20,000)	(20,000)
Deferred compensation	(60,000)
Accumulated deficit	(5,720,000)	(5,811,000)
Accumulated other comprehensive loss:
Unrealized loss from available-for-sale securities	(35,000)
Total stockholders’ equity (capital deficiency)	747,000	(557,000)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	$2,723,000	$771,000

The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Sector Statements of Cash Flows

	Three Months Ended March 31,			Year Ended December 31,		Period from July 8, 2003 (Date of Inception) to December 31,
	2005 Advertising	2005 Products	2004 Advertising	2004 Advertising	2004 Products	2003 Advertising
CASH FLOWS - OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	($153,000)	$244,000	($3,886,000)	($4,302,000)	($1,509,000)	$385,000
Adjustments to reconcile net loss to net cash - operating activities:
Amortization of deferred stock based compensation	23,000	47,000	196,000	664,000	327,000	-
Non cash stock based compensation expense	-	-	3,495,000	3,054,000	443,000	-
Common stock issued in lieu of cash for interest expense	-	-	-	-	25,000	-
Amortization of deferred financing costs	4,000	8,000	-
Depreciation	3,000	1,000	-	8,000	1,000	-
Amortization of product lines rights	-	13,000	-	-	11,000	-
Amortization of debt discount on convertible notes	20,000	39,000	-	-	-	-
Bad debt expense	2,000	-	-	484,000	31,000	-
Loss on sale of marketable securities	-	-	10,000	10,000	-	-
Other operating adjustments	-	-	-	6,000	-	-
Changes in assets and liabilities:
Accounts receivable	(181,000)	(854,000)	(242,000)	(668,000)	(67,000)	-
Inventory	-	(458,000)	(75,000)	-	(186,000)	-
Prepaid expense and other current assets	(13,000)	(65,000)	(48,000)	(1,000)	(32,000)	-
Accounts payable	166,000	631,000	176,000	86,000	370,000	18,000
Accrued expenses	3,000	75,000	-	-	17,000	-
Accrued salaries and payroll taxes	(80,000)	90,000	61,000	240,000	18,000	4,000
Deferred revenues	(23,000)	(5,000)	364,000	51,000	39,000	-
Net cash - operating activities	(229,000)	(234,000)	51,000	(368,000)	(512,000)	407,000

The accompanying notes are an integral part of these consolidated financial statements. (continued)

Adsouth Partners, Inc. and Subsidiaries
Sector Statements of Cash Flows

	Three Months Ended March 31,			Year Ended December 31,		Period from July 8, 2003 (Date of Inception) to December 31,
	2005 Advertising	2005 Products	2004 Advertising	2004 Products	2003 Advertising	2003 Products
CASH FLOWS - INVESTING ACTIVITIES:	(Unaudited)	(Unaudited)	(Unaudited)
Capital expenditures	(1,000)	-	(5,000)	(47,000)	(10,000)	(13,000)
Purchase certificate of deposit (restricted)	-	-	-	(100,000)	-	-
Deposits	(1,000)	(1,000)	(125,000)	(8,000)	(4,000)	(1,000)
Investment in product line rights - net	-	-	-	-	(125,000)	-
Other investing activities	-	-	(10,000)	-	-	-
Net cash - investing activities	(2,000)	(1,000)	(140,000)	(155,000)	(139,000)	(14,000)
CASH FLOWS - FINANCING ACTIVITIES:
Deferred financing costs	(42,000)	(85,000)	-	-	-	-
Capital lease payments	(1,000)	-	-	-	-	-
Proceeds from notes payable	-	-	-	-	250,000	-
Repayments of notes payable	-	(150,000)	-	-	-	-
Advances on bank line of credit	-	-	-	-	245,000	-
Repayments on bank line of credit	-	-	-	(145,000)	-	-
Due from/to factor	-	(150,000)	-	-	113,000	-
Proceeds from the exercise of stock options	33,000	107,000	-	130,000	-	-
Proceeds from issuance of convertible notes	270,000	540,000	-	-	-	-
Proceeds from issuance of common stock	-	-	280,000	560,000	43,000	-
Capital distributions	-	-	-	-	-	(377,000)
Other financing activities	-	-	51,000	-	-	-
Net cash - financing activities	260,000	262,000	331,000	545,000	651,000	(377,000)

The accompanying notes are an integral part of these consolidated financial statements. (continued)

Adsouth Partners, Inc. and Subsidiaries
Sector Statements of Cash Flows

	Three Months Ended March 31,			Year Ended December 31,		Period from July 8, 2003 (Date of Inception) to December 31,
	2005 Advertising	2005 Products	2004 Advertising	2004 Advertising	2004 Products	2003 Advertising
	(Unaudited)	(Unaudited)	(Unaudited)
Net change in cash	29,000	27,000	242,000	22,000	-	16,000
Cash - beginning of period	38,000	-	16,000	16,000	-	-
Cash - end of period	$67,000	$27,000	$258,000	$38,000	$-	$16,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$1,000	$12,000	$-	$-	$16,000	$-
Cash paid for income taxes	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

In January 2005 the Company issued 63,333 shares of common stock valued at $83,000 to acquire the assets of the Miko Brand. (Unaudited)

In February 2005 the Company issued warrants as part of a fee paid in connection with the issuance of convertible notes. The value of the warrants approximated $145,000 and was capitalized as deferred financing costs. (Unaudited)

During 2004, the Company entered into a capital lease obligation having an aggregate net present value of $22,000 resulting in a non cash increase in property and equipment of $18,000 to the advertising sector and $4,000 to the products sector.

Adsouth Partners, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended March 31,		Year Ended December 31,	Period from July 8, 2003 (Date of Inception) to December 31,
	2005	2004	2004	2003
CASH FLOWS - OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)
Net income (loss)	$91,000	($3,886,000)	($5,811,000)	$385,000
Adjustments to reconcile net loss to net cash - operating activities:
Amortization of deferred stock based compensation	70,000	196,000	991,000	-
Non cash stock based compensation expense	-	3,495,000	3,497,000	-
Common stock issued in lieu of cash for interest expense	-	-	25,000	-
Amortization of deferred financing costs	12,000	-		-
Depreciation	4,000	-	9,000	-
Amortization of product lines rights	13,000	-	11,000	-
Amortization of debt discount on convertible notes	59,000	-	-	-
Bad debt expense	2,000	-	515,000	-
Loss on sale of marketable securities	-	10,000	10,000	-
Other operating adjustments	-	-	6,000	-
Changes in assets and liabilities:
Accounts receivable	(1,035,000)	(242,000)	(735,000)	-
Inventory	(458,000)	(75,000)	(186,000)	-
Prepaid expense and other current assets	(78,000)	(48,000)	(33,000)	-
Accounts payable	797,000	176,000	456,000	18,000
Accrued expenses	78,000	-	17,000	-
Accrued salaries and payroll taxes	10,000	61,000	258,000	4,000
Deferred revenues	(28,000)	364,000	90,000	-
Net cash - operating activities	(463,000)	51,000	(880,000)	407,000
CASH FLOWS - INVESTING ACTIVITIES:
Capital expenditures	(1,000)	(5,000)	(57,000)	(13,000)
Purchase certificate of deposit (restricted)	-	-	(100,000)	-
Deposits	(2,000)	-	(12,000)	(1,000)
Investment in product line rights - net	-	(125,000)	(125,000)	-
Other investing activities	-	(10,000)	-	-
Net cash - investing activities	(3,000)	(140,000)	(294,000)	(14,000)

The accompanying notes are an integral part of these consolidated financial statements.
Continued

Adsouth Partners, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended March 31,		Year Ended December 31,	Period from July 8, 2003 (Date of Inception) to December 31,
CASH FLOWS - FINANCING ACTIVITIES:	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Deferred financing costs	(127,000)	-	-	-
Capital lease payments	(1,000)	-	-	-
Proceeds from notes payable	-	-	250,000	-
Repayments of notes payable	(150,000)	-	-	-
Advances on bank line of credit	-	-	245,000	-
Repayments on bank line of credit	-	-	(145,000)	-
Due from/to factor	(150,000)	-	113,000	-
Proceeds from the exercise of stock options	140,000	-	130,000	-
Proceeds from issuance of convertible notes	810,000	-	-	-
Proceeds from issuance of common stock	-	280,000	603,000	-
Capital distributions	-	-	-	(377,000)
Other financing activities	-	51,000	-	-
Net cash - financing activities	522,000	331,000	1,196,000	(377,000)
Net change in cash	56,000	242,000	22,000	16,000
Cash - beginning of period	38,000	16,000	16,000	-
Cash - end of period	$94,000	$258,000	$38,000	$16,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$13,000	$-	$16,000	$-
Cash paid for income taxes	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

In January 2005 the Company issued 63,333 shares of common stock valued at $83,000 to acquire the assets of the Miko Brand. (Unaudited)

In February 2005 the Company issued warrants as part of a fee paid in connection with the issuance of convertible notes. The value of the warrants approximated $145,000 and was capitalized as deferred financing costs. (Unaudited)

During 2004, the Company entered into a capital lease obligation having an aggregate net present value of $22,000 resulting in a non cash increase in property and equipment of $18,000 to the advertising sector and $4,000 to the products sector.

Adsouth Partners, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (Capital Deficiency)
For the Period from July 8, 2003 (date of inception) to December 31, 2003 and for the Year Ended December 31, 2004

	Common Stock		Additional Paid-in	Deferred	Note Receivable	Accumulated
	Shares	Amount	Capital	Compensation	Stockholder	Deficit	Total

Balance at July 8, 2003 (date of inception)	-	-	-	-	-	-	-
Capital contributed upon Incorporation	-	-	$22,000	-	-		$22,000
Shareholder return of capital and net distributions	-	-	-	-	-	($397,000)	(397,000)
Net income	-	-	-	-	-	385,000	385,000
Balance at December 31, 2003	-	*	22,000	-	-	(12,000)	10,000
Equity section of Zenith Technology, Inc. (see Note 1)	3,478,032	*	934,000	($783,000)	($20,000)	(131,000)	-
Transfer to additional paid-in capital upon reorganization	-	-	(131,000)	-	-	131,000	-
Capitalization of accumulated deficit at the time of the S-Corp revocation	-	-	(12,000)	-	-	12,000	-
Stock issued pursuant to stock grants (see Note 10)	2,003,396	*	3,625,000	(130,000)	-	-	3,495,000
Grant of stock options (see Note 10)	-	-	78,000	(78,000)	-	-	-
Exercise of stock options (see Note 10)	150,000	*	130,000	-	-	-	130,000
Amortization of deferred compensation (see Note 10)	-	-	-	991,000	-	-	991,000
Stock issued for note receivable - related party (see Note 9)	333,333	*	1,002,000	-	(650,000)	-	352,000
Cancellation of note receivable - related party upon return of previously issued stock (see Note 9)	(157,894)	*	(650,000)	-	650,000	-	-
Stock issued in lieu of cash for interest expense	15,347	*	25,000	-	-	-	25,000
Sale of common stock	180,000	*	251,000	-	-	-	251,000
Net loss	-	-	-	-	-	(5,811,000)	(5,811,000)
Balance at December 31, 2004	6,002,214	*	$5,274,000	-	($20,000)	($5,811,000)	($557,000)
* - less than $1,000.

The accompanying notes are an integral part of these consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Condensed Consolidated Statement of Changes in (Capital Deficiency) Stockholders’ Equity (Unaudited)
For the Three Months Ended March 31, 2005

			Additional		Note		Accumulated Other Comprehensive Loss		Compre-
	Common Stock		Paid-in	Deferred	Receivable	Accumulated	Marketable		hensive
	Shares	Amount	Capital	Compensation	Stockholder	Deficit	Securities	Total	Income
Balance at December 31, 2004	6,002,214	*	$5,274,000	-	($20,000)	($5,811,000)	-	($557,000)
Comprehensive income:
Net income						91,000		91,000	$91,000
Unrealized loss from available-for-sale securities	-	-	-	-	-		($35,000)	(35,000)	(35,000)
Comprehensive income									56,000
Stock issued to acquire the Miko Brand assets	63,333	*	83,000	-	-	-	-	83,000
Securities issued in conjunction with the issuance of the convertible notes	1,620,200	1,000	809,000	-	-	-	-	810,000
Grant of stock options to consultants	-	-	130,000	($130,000)	-	-	-	-
Grant of warrants for placement fees	-	-	145,000	-	-	-	-	145,000
Exercise of stock options and warrants	275,185	*	140,000	-	-	-	-	140,000
Amortization of deferred stock based compensation	-	-	-	70,000	-	-	-	70,000
Balance at March 31, 2005	7,960,931	$1,000	$6,581,000	($60,000)	($20,000)	($5,720,000)	($35,000)	$747,000
* - less than $1,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

1.	Summary of Significant Accounting Policies

Organization

Adsouth Partners, Inc. (the “Company” or the “Registrant”), (formerly Zenith Technology, Inc.) is a publicly held Nevada corporation organized on December 2, 1998.

Changes in Control

On January 4, 2004, the Company, The Tiger Fund, Adsouth, Inc., John P. Acunto, Jr. and Angela E. Acunto entered into a share exchange transaction, pursuant to which the Tiger Fund transferred 1,866,667 shares of Common Stock it owned to Mr. John P. Acunto, Jr. and Ms. Angela E. Acunto, who were the two shareholders of Adsouth, Inc., in exchange for their 100% equity ownership in Adsouth, Inc. (the “Adsouth Acquisition”). Upon the completion of the Adsouth Acquisition, control of the Company had changed whereby Mr. John P. Acunto, Jr. and Ms. Angela Acunto owned more than 50% of the total issued and outstanding Common Stock.

Because the Adsouth Acquisition resulted in the former owners of Adsouth, Inc. gaining control of the Company, the transaction is accounted for as a reverse acquisition. Effective on the acquisition date, the Company’s balance sheet includes the assets and liabilities of Adsouth, Inc. and its equity accounts have been recapitalized to reflect the equity of Adsouth, Inc. In addition, effective on the acquisition date, and for all reporting periods thereafter, the Company’s operating activities, including any prior comparative periods, will include only those of Adsouth, Inc. However, because Adsouth, Inc. commenced operations in July 2003, comparative operating results for the year ended December 31, 2003 include the period from July 8, 2003 (date of inception) to December 31, 2003.

Reverse Split

All share and per share information in these financial statements reflects a one-for-15 reverse split which became effective on March 25, 2005. See Note 14[e].

Nature of Operations

Since July 8, 2003 and throughout 2004, the Company has been engaged in providing advertising agency services specializing in direct response media campaigns. The Company’s advertising agency services include (i) the placement of advertising in television, internet and print media outlets; (ii) the production of advertising content including television commercials, print advertising and other graphics design literature; and (iii) advertising and marketing consulting services.

In February 2004, the Company acquired the rights to a home microdermabrasion kit skin care product in consideration for $125,000 and throughout 2004 the Company expanded its line of skin care products to include a collagen facial blanket, a glycolic facial blanket, eye and lip contour patches, a scar

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

and stretch mark renewal patch, a décolleté renewal blanket, a roll-on collagen, an anti-wrinkle and firming serum and a bottled skin toner (the “Dermafresh Line”). Sales of the Company’s skin care products began in June 2004 and sales to retail customers began in the third quarter of 2004.

In October 2004, the Company entered into a distribution and marketing agreement with SIMON Cosmetics LLC pursuant to which the Company has two year exclusive rights to distribute and sell SIMON Cosmetics LLC’s line of skin care products (the “Simon Solutions Line”) in North America. Pursuant to the distribution and marketing agreement, the Company has exclusive rights to purchase distribute the Simon Solutions Line in North America for a period of two years, although either party has the right to terminate the agreement on six months’ notice. The distribution and marketing agreement also requires the Company to participate with SIMON Cosmetics LLC in a cooperative advertising campaign. Pursuant to a separate royalty agreement, the Company is required to pay a royalty of $.10 per unit on the Lip Solution Product to the company that introduced SIMON Cosmetics LLC to the Company. There were no sales of the Simon Solutions Line in 2004

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries through which it has direct controlling interests. The Company has 100% ownership in Adsouth, Inc., a Florida corporation organized on October 31, 2003 and Dermafresh, Inc., a Florida corporation organized on February 2, 2004. All significant intercompany balances and transactions have been eliminated.

Unaudited Interim Information

The information presented as of March 31, 2005 and for the three month periods ended March 31, 2005 and 2004 have not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to make the information not misleading. The results of operations for the three months ended March 31, 2005 and 2004 are not necessarily indicative of the results for a full year.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2004, the Company has no cash equivalents.

Accounts Receivables

All of the Companies accounts receivable are reported at their net collectible amounts. The Company records a reserve against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. The reserve for uncollectible accounts at December 31, 2004 was $515,000.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

Factored Receivables (Due to Factor)

On September 22, 2004, the Company and a factoring company executed an Account Transfer and Purchase Agreement pursuant to which the Company may sell qualified receivables without recourse to the Company. The Company pays a fixed discount of 1% of the gross amount of any receivables sold and is advanced 80% of the gross amount of such receivables (the “Initial Payment”) and the remaining 20% of the gross amount of any receivables sold is held as a reserve by the factoring company until such time as the receivable is collected by the factoring company. The Account Transfer and Purchase Agreement provides the factoring company the right, at its option, to hold additional reserves for any sold receivables that that have not been collected in full within ninety days to the extent necessary to maintain a reserve in an amount up to the sum of (a) the total of Initial Payment made with respect to the sold and uncollected receivables, plus (b) the total fixed and variable discounts with respect to such sold and uncollected receivables, and (c) such other amounts that may be due by the Company to the factoring company. As of December 31, 2004, no such additional reserves were held by the factoring company. The Company pays a variable discount of a base rate, as quoted from time to time by the factoring company, plus 2% on the Initial Payment for the period of time that the Initial Payment remains outstanding. The effective rate of the variable discount as of December 31, 2004 was 7.25%. For the year ended December 31, 2004, the total fixed and variable discounts were an aggregate of $15,000 which is included in interest expense. The amount due to factor as of December 31, 2004 was $113,000.

Pursuant to the Account Transfer and Purchase Agreement, the factoring company holds a security interest in all of the Company’s accounts receivable, inventory, cash and contract rights. Pursuant to the Account Transfer and Purchase Agreement the Company is required to provide the factoring company with (i) quarterly financial statements within thirty days after the end of each quarter, (ii) quarterly payroll tax returns with proof of payment of the related payroll taxes within thirty days after the end of each quarter, and (iii) annual financial statements within sixty days after the end of the fiscal year.

Inventory

Inventory is comprised of finished goods of skin care products available for sale and is valued at the lower of cost or market, cost being determined both on a moving average and a first-in/first-out basis.

Property and Equipment

Property and equipment are carried at cost less allowances for accumulated depreciation. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease. Depreciation is computed generally by the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. Amortization of equipment held under capital leases is included with

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

depreciation expense. Expenditures for maintenance and repairs, which do not generally extend the useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of operations in the period of disposal.

Investment in Product Line Rights

In February 2004, the Company acquired Dermafresh,, Inc., whose sole asset was the Dermafresh Product Line, from an unaffiliated company for cash consideration of $125,000. The acquisition cost is included in other assets and is being amortized as an expense against the sales of the Dermafresh product as calculated as the percentage of sales of the Dermafresh line in any period to the total expected sales over the life of the Dermafresh Line. For the year ended December 31, 2004, such amortization expense was $11,000 and the unamortized balance as of December 31, 2004 was $114,000.

Long-lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if impairment exists pursuant to the requirements of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of its carrying value or net realizable value.

Revenue Recognition

During the years ended December 31, 2004 and 2003, the Company derived revenue from; (i) the placement of advertising in television, internet and print media outlets; (ii) the production of advertising content including television commercials, print advertising and other graphics design literature; and (iii) advertising and marketing consulting services. During the year ended December 31, 2004, the Company derived revenue from the sale of products. The Company’s advertising services revenue is derived from billings that are earned when the media is placed, from fees earned as advertising services are performed and from production services rendered. In addition, incentive amounts may be earned based on qualitative and/or quantitative criteria. In the case of media placements, revenue is recognized as the media placements appear. During 2004 and 2003, the Company was the primary obligor and carried all of the credit risk for the media placements and accordingly, recorded the full amount of such billings from the media placements as revenue in accordance with Emerging Issues Task Force Issue No. 99-19. In the case of consulting and production arrangements, the revenue is recognized as the services are performed. The Company’s creative consulting revenue is generally earned on a fee basis, and in certain cases incentive amounts may also be earned. As with fee arrangements in advertising, such revenue is recognized as the work is performed. Incentive amounts for advertising and marketing services are recognized upon satisfaction of the qualitative and/or quantitative criteria, as set out in the relevant client contract. Deferred revenues are

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

recognized as a liability when billings are received in advance of the date when revenues are earned. Revenues from the sale of products are recognized upon the shipment of the goods being sold and are net of estimated returns and other promotional allowances.

Advertising Costs

Advertising costs, which for the year ended December 31, 2004 and the period from July 8, 2003 (date of inception) to December 31, 2003 were $556,000 and $0, respectively, are expensed as incurred and is included within selling expenses in the statement of operations.

Income Taxes

The Company provides for federal and state income taxes currently payable, as well as for those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized.

As of December 31, 2004, the Company has net operating loss carry-forwards approximating $1,641,000. Pursuant to section 382 of the Internal Revenue Code, utilization of these losses may be limited upon a change in control.

Basic and Diluted Income (Loss) Per Share

Basic and diluted per share results for the year ended December 31, 2004 were computed based on the net loss allocated to the common stock for the respective period. The weighted average number of shares of common stock outstanding during the period was used in the calculation of basic earnings (loss) per share. In accordance with FAS 128, “Earnings Per Share,” the weighted average number of shares of common stock used in the calculation of diluted per share amounts is adjusted for the dilutive effects of potential common shares including, (i) the assumed exercise of stock options based on the treasury stock method; and (ii) the assumed conversion of convertible preferred stock only if an entity records earnings from continuing operations, as such adjustments would otherwise be anti-dilutive to earnings per share from continuing operations. As a result of the Company recording a loss during the year ended December 31, 2004, the average number of common shares used in the calculation of basic and diluted loss per share is identical and have not been adjusted for the effects of 1,061,520 potential common shares from unexercised stock options and warrants. Such potential common shares may dilute earnings per share in the future. For the period from July 8, 2003 (date of inception) to December 31, 2003, there were no potential common shares.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

For the unaudited three months ended March 31, 2005, a portion of such potential shares of common stock were dilutive and 3,100,103 were excluded as they were anti-dilutive. The following table presents a reconciliation of basic earnings per share of common stock to dilutive earnings per share of common stock.

Three Months Ended March 31, 2005 (unaudited)	Net Income	Weighted Average Shares Outstanding	Net Income Per Share
Basic earnings per share of common stock	$91,000	6,983,627	$.01
Assumed conversion of options and warrants	-	80,012	*
Diluted earnings per share of common stock	$91,000	7,063,639	$.01

* - less than $.01

During the unaudited three months ended March 31, 2004, the Company recorded a loss and as a result, the average number of common shares used in the calculation of basic and diluted loss per share is identical and have not been adjusted for the effects of potential common shares from unexercised stock options and warrants which were anti-dilutive for such time period.

Fair Value of Financial Instruments

Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, notes receivable and other current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. For investments in marketable securities, fair value is estimated based on current quoted market price. The fair value of the Company’s investment in product line rights and its property and equipment is estimated to approximate their net book values. The fair value of the capital lease, the bank line of credit and note payable obligations as recorded approximate their fair values as represented by the net present value of the future payments on the underlying obligations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of December 31, 2004, all of the Company’s cash is

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of December 31, 2004 the Company had $30,000 of cash balances in excess of federally insured limits. For the year ended December 31, 2004, 67% of the Company’s total revenues were derived from one advertising sector customer and the Company reserved $482,000 of receivables from such customer. For the period from July 8, 2003 through December 31, 2003, 50%, 24% and 20% of the Company’s advertising revenues were derived from three companies, none of which were customers during 2004. For the year ended December 31, 2004, 21% of total revenues were derived from one product sector customer. At December 31, 2004, the amount due from this product sector customer approximated $174,000.

At March 31, 2005 (unaudited), the Company has no cash on deposit in excess of federally insured limits. For the unaudited three months ended March 31, 2005, 23%, 23 % and 19% of the Company’s total revenues were derived from Wal-Mart Store, Inc., CVS Corporation and SinoFresh Healthcare, Inc., respectively. For the unaudited three months ended March 31, 2004, 99% of the Company’s revenues were derived from Gameznflix, Inc. At March 31, 2005 (Unaudited), 30%, 28%, 13% and 10% of the Company’s accounts receivable were due from Wal-Mart Store, Inc., CVS Corporation, SinoFresh Healthcare, Inc. and Brooks Pharmacy, respectively.

As of December 31, 2004, 46% and 25% of the Company’s accounts receivable is due from two product sector retail customers and 20% is due from the Company’s credit card processor for direct response product sector sales. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Stock Options and Similar Equity Instruments

The Company adopted the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock Based Compensation - Transition and Disclosure,” for stock options and similar equity instruments (collectively “Options”) issued to employees. SFAS No. 123 allows for the choice of recording stock options issued to employees using Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” while disclosing the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. The Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by APB Opinion No. 25, rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure- An Amendment of FASB Statement No. 123.” This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock -based employee compensation. In addition,, SFAS No. 148 amends the

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content and location of those disclosures.

For purposes of pro forma disclosures the amount of stock-based compensation as calculated using the fair value method of accounting for stock options issued to employees is amortized over the options’ vesting period. The Company’s pro forma information is as follows:

	Three Months Ended March 31,		Year Ended December 31, 2004	Period from July 8, 2003 (Date of Inception) to December 31, 2003
	2005	2004
	(unaudited)	(unaudited)
Net (loss) income as reported	$91,000	$(3,886,000)	$(5,811,000)	$385,000
Add: Stock-based employee compensation included in the statement of operations	-	-	3,063,000	-
Deduct: Stock- based employee compensation as determined under fair value based method	(19,000)	(19,000)	(3,184,000)	-
Pro forma net income (loss)	$72,000	$(3,905,000)	$(5,932,000)	$385,000

Amounts per share of common stock:
Basic:
As reported	$.01	($.85)	($1.05)	$.13
Pro forma	$.01	($.85)	($1.07)	$.13
Diluted:
As reported	$.01	($.85)	($1.05)	$.13
Pro forma	$.01	($.85)	($1.07)	$.13

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

The following table summarizes the Company’s fixed stock purchase warrants and stock options for 2004 and 2003.

	2004 Shares	2004 Weighted Average Exercise Price	2003 Shares	2003 Weighted Average Exercise Price
Outstanding-beginning of year	-	-	-	-
Granted	3,246,583	$0.62	614,467	$0.00
Exercised	(2,151,730)	$0.06	(614,467)	$0.00
Forfeited/Expired	(33,333)	$1.35	-	-
Outstanding-end of year	1,061,520	$1.73	-	-

Options exercisable-end of year	1,061,520	$1.73	-	-
Weighted-average fair value of options granted during the year		$1.50		$0.60

The assumptions used during the year ended December 31, 2004 and 2003 were as follows:

	2004	2003
Risk free interest rate	2.12%	2%
Expected Dividend Yield	0	0
Expected Lives	1-5 years	6 years
Expected Volatility	68%-120%	127%

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

The following table presents warrants and options outstanding as of December 31, 2004 and their exercise prices and contractual remaining lives, the 1,061,520 warrants and options outstanding have exercise prices ranging between $0.90 and $30.00 and a weighted-average remaining contractual life of 3.275 years.

Shares Underlying Outstanding Options and Warrants	Exercise Price	Remaining Contractual Life in Years
9,077	$30.00	3.76
733,333	$1.35	4.16
53,333	$2.45	.34
52,444	$3.00	4.21
13,333	$0.90	.53
200,000	$1.38	.74

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	Accounts Receivable

The Company’s accounts receivables as of December 31, 2004 are summarized as follows:

Accounts receivable	$725,000
Allowance for doubtful accounts	(515,000)
210,000
Receivables, long-term (a)	174,000
Accounts receivable, net	$36,000

As of December 31, 2004 all of the Company’s accounts receivable are pledged as collateral for borrowings.

(a) - For the year ended December 31, 2004, 67% of the Company’s total revenues were derived from one advertising sector customer and the Company reserved $482,000 of receivables from such customer. In January 2005, the Company accepted restricted stock in payment of the outstanding receivable due from such advertising sector customer and the value of such stock will be presented in the balance sheet as a long-term receivable because the stock cannot be sold for one year from the date it

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

was received. Other provisions for bad debts amounted to $33,000 for the year ended December 31, 2004.

3.	Property and Equipment

The Company’s property and equipment as of December 31, 2004 are summarized as follows:

Computer equipment	$24,000
Computer software	5,000
Equipment	8,000
Furniture	17,000
Production equipment	9,000
63,000
Accumulated depreciation	(9,000)
54,000

Equipment held under capitalized lease obligations	22,000
Accumulated amortization	-
22,000

Property and equipment, net	$76,000

During 2004 the Company recorded depreciation expense of $9,000.

4.	Capital Lease Obligation

As of December 31, 2004, the future minimum lease payments under a capital lease are as follows:

2005	$5,000
2006	5,000
2007	5,000
2008	6,000
2009	6,000
27,000
Less amount representing imputed interest	(5,000)
Present value of net minimum capital lease payments	22,000
Current portion of capital lease obligation	4,000
Non current portion of capital lease obligation	$18,000

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

5.	Bank Line of Credit

On July 9, 2004, the Company obtained a $100,000 bank line of credit. The line of credit bears interest at prime and is collateralized by a $100,000 certificate of deposit. During the year ended December 31, 2004 the Company borrowed $100,000 under the line-of-credit all of which remains outstanding as of December 31, 2004. The line of credit expires on July 8, 2005 which is the same date the collateral position on the certificate of deposit is released. During the year ended December 31, 2004, interest expense on the line of credit approximated $1,000. The effective rate on the line of credit was 5.32% as of December 31, 2004.

6.	Note Payable

On July 8, 2004, the Company issued a $250,000 promissory note to an individual. The note bears interest at 18% which is due and payable each month that the note is outstanding. All principal and interest on the note was originally due on January 8, 2005 (see Note 14). The note is secured by the inventory of the Company and a pledge by the chief executive officer, of 200,000 shares of the Company’s common stock owned by him. In addition, the Company issued to the individual 15,347 shares of its common stock, having a value of $25,000, which will reduce the amount of interest for year 2004 that is payable in cash and the fair value of such stock is treated as interest expense. During the year ended December 31, 2004 interest expense on the note payable approximated $22,000 and as of December 31, 2004 the remaining value of the common stock issued in lieu of cash for interest expense of $3,000 is included in prepaid expenses.

7.	Income Taxes

For 2004 and 2003, the Company has no current Federal or state taxes payable. Deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities and available tax carry-forwards are summarized in the following table.

As of December 31,	2004
Net operating loss carry-forward	$437,000
Allowance for doubtful accounts receivable	163,000
Stock compensation expense	1,217,000
Sales returns and promotion allowance	47,000
Depreciation	(2,000)
Net deferred tax asset	1,862,000
Valuation allowance	(1,862,000)
$-

For the year ended December 31, 2004 the valuation allowance for net deferred tax assets increased by $1,862,000. The net increase was the result of increased change in net temporary differences. Based upon the current tax loss, the Company has established the valuation allowance against the entire net deferred tax asset.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

As of December 31, 2004, the Company has net operating loss carry-forwards approximating $1,641,000. On January 4, 2004, pursuant to the Adsouth Acquisition, there was a change of control which will limit the Company’s utilization of its tax net operating loss carryover for losses incurred prior to the issuance of such shares, per Section 382 of the Internal Revenue Code.

The Company’s net operating loss carry-forwards at December 31, 2004 expire as set forth in the following table.

Year carry-forward expires	Amount
2024	$1,641,000

The following table reconciles the statutory federal income tax rate to the effective rate.

Year Ended December 31,	2004
Statutory federal income tax rate	(35.0%)
Net operating loss for which no benefit was received	34.7%
Permanent difference	.3%
Effective income tax rate	0.0%

8.	Commitments and Contingencies

Operating Lease Obligations

The Company leases 6,658 square feet of executive office space in an office building located in Boca Raton, Florida under a non-cancelable lease, as amended, which initially expires in March of 2010. The Company has a right to cancel the lease effective December 2006 by providing a 180 days prior notice to the landlord of its intent to invoke the early termination clause.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

As of December 31, 2004 our future minimum lease payments under operating leases are as follows:

2005	$149,000
2006	154,000
2007	160,000
2008	166,000
2009	172,000
Thereafter	31,000
Total	$832,000

Rent expense under operating leases for the year ended December 31, 2004 and for the period from July 8, 2003 to December 31, 2003 approximated $76,000 and $4,000. These costs are included as part of selling, administrative and other expense in the consolidated statement of operations.

Employment Agreements

On February 18, 2005, the Company entered into an employment agreement, dated as of July 1, 2004, with its chief executive officer, John P. Acunto, Jr. Mr. Acunto’s employment agreement provides for Mr. Acunto to serve as the Company’s chief executive officer until December 31, 2009, and continuing on a year-to-year basis unless terminated by either party. Mr. Acunto is to receive a salary of $375,000, which, commencing January 1, 2006, is subject to an annual increase of 5%. The Company also agrees to include him as one of the board of director’s nominees for election as a director. He also received an initial bonus of $250,000 in 2004, and will receive quarterly and annual bonuses. The quarterly bonus will be 5% of the Company’s adjusted gross profit, which is defined as gross profit less compensation (other than his quarterly bonus and annual bonus). If the Company’s income before income taxes and payment of his annual bonus (“adjusted income”) is at least $2,000,000, the Company will pay Mr. Acunto an annual bonus equal to 5% of the adjusted income. For each quarter in which a quarterly bonus is payable, Mr. Acunto is to receive a five-year non-qualified option to purchase the number of shares of common stock determined by dividing the amount of the quarterly bonus by the exercise price per share, which shall be the closing price of the Company’s common stock on the last day of the quarter. Mr. Acunto also receives insurance benefits and a monthly automobile allowance of $1,800. In the event of a termination of Mr. Acunto’s employment as a result of his death or disability, the Company will pay him or his beneficiary his salary for the lesser of one year or the balance of the term. In the event of a change of control, as defined in the agreement, a termination of his employment other than for cause, a termination of his employment as a result of a disability or his resignation, the Company is to pay Mr. Acunto an amount equal to the sum of his annual salary in effect on the date of termination and the highest total of bonuses paid to him for any year during the term multiplied by the greater of two or the number of years remaining in the term.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

On February 18, 2005, the Company entered into an employment agreement, dated as of July 1, 2004, with its chief financial officer, Anton Lee Wingeier. Mr. Wingeier’s employment agreement provides for Mr. Wingeier to serve as the Company’s chief financial officer until December 31, 2005 and continuing thereafter on a month-to-month basis unless terminated by either party. Mr. Wingeier is to receive a salary at the annual rate of $125,000 through September 30, 2004 and $150,000 thereafter. He also received an initial bonus of $24,000 in 2004, and will receive a quarterly and annual bonus. The quarterly bonus will be 5% of the Company’s adjusted gross profit, which is defined as gross profit less compensation (other than his quarterly bonus and annual bonus). If the Company’s income before income taxes and payment of his annual bonus is at least $2,000,000, the Company will pay Mr. Wingeier an annual bonus equal to 5% of the adjusted income. For each quarter in which a quarterly bonus is payable, Mr. Wingeier is to receive five-year non-qualified option to purchase the number of shares of common stock determined by dividing the amount of the quarterly bonus by the exercise price per share, which shall be the closing price of the Company’s common stock on the last day of the quarter. Mr. Wingeier also receives insurance benefits and a monthly automobile allowance of $900. In the event of a termination of Mr. Wingeier’s employment as a result of his death or disability, the Company will pay him or his beneficiary his salary for the lesser of one year or the balance of the term.

On March 18, 2004, the Company entered into an employment agreement with its president, John Cammarano. Mr. Cammarano’s employment agreement provides for Mr. Cammarano to serve as the Company’s president until March 18, 2007 and automatically renews for additional three year period unless either the Company or Mr. Cammarano provides the other with 90 days notice before March 18, 2007 of their intention to not renew. Effective April 5, 2004, Mr. Cammarano is to receive a salary at an annual rate of $175,000 through the term of the employment agreement. He also received a one-time signing bonus of $50,000 and shares of common stock valued at $100,000, 33,333 shares of common stock for overseeing the establishment of a web-based advertising business and an option to purchase 66,667 shares of common stock at an exercise price of $1.35 per share. Mr. Cammarano is entitled to a bonus of 5% of the product sales of the Company and stock based incentives equal to 5% of the revenues that are generated as a result of his direct efforts. For the year ended December 31, 2004, Mr. Cammarano voluntarily limited his bonus compensation to $50,000 which represents 5% of product sales, less returns and advertising allowances. Mr. Cammarano also receives a monthly auto allowance of $1,800. In the event of a termination of Mr. Cammarano’s employment as a result of his death the Company will pay his beneficiary an amount equal to the sum of the salary and bonus paid him in the immediately prior calendar year. In the event of a termination of Mr. Cammarano’s employment as a result of his disability the Company will pay him his monthly salary as then in effect for a period of six months and thereafter will pay him 50% of his monthly salary as then in effect until the first anniversary of his disability.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

Legal Proceedings

On or about November 5, 2004, Plan*It Strategic Marketing, Inc. commenced an action in the Circuit Court, Palm Beach County, Florida against the Company, its subsidiary Dermafresh, Inc., John Cammarano, and others, including Think Tek, Inc., the company that sold Dermafresh, Inc. and the Dermafresh microdermabrasion product to the Company, claiming that the sale to the Company violated an agreement between the plaintiff and Think Tek, Inc. Mr. Cammarano became the Company’s president subsequent to the Company’s acquisition of Dermafresh, Inc., and was an officer, director and stockholder of Dermafresh, Inc. at the time Dermafresh, Inc. was sold to the Company. The plaintiff is seeking monetary damages and equitable relief, including a temporary and permanent injunction, rescission and the imposition of an equitable trust. A hearing on plaintiff’s request for a temporary injunction was held on November 15, 2004. On November 16, 2004, the Company received notice from the Circuit Court, Palm Beach County, that the plaintiff’s motion for temporary injunction was denied. The Company believes that the claim against it is without merit.

In the normal course of business the Company may be involved in legal proceedings in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

9.	Capital Stock

Common and Preferred Stock

In April 2004, the Company’s stockholders, by a consent of the holders of a majority of the outstanding shares of common stock, consisting of the Company’s chief executive officer and his wife, approved an amendment to the Company’s certificate of incorporation, which (i) increased the number of authorized shares of common stock, par value $.0001 per share, to 500,000,000 shares, and (ii) authorized 5,000,000 shares of preferred stock, par value $.0001 per share, of which 3,500,000 shares are designated as Series A Convertible Preferred Stock (see Note 14).

The Series A Convertible Preferred Stock provides the holders of such shares the right to convert each share into one hundred (100) shares of fully-paid, validly issued and non-assessable shares of the Company’s Common Stock, without further consideration, upon any “change of control” of the Company. For purposes of the Series A Convertible Preferred Stock, a “change of control” shall be deemed to have occurred in the event that any person or entity shall have acquired more than twenty-five percent (25%) of the aggregate number of shares of the Company’s issued and outstanding Common Stock in any single transaction or series of transactions which is not approved by our Board of Directors. While the Board of Directors has the ability to issue shares of Series A Convertible Preferred Stock to any person, the primary purpose for the authorization to issue a series of stock having the particular attributes of the proposed Series A Convertible Preferred Stock is to serve as a deterrent to any outside person taking control of the Company away from its existing controlling stockholders.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

As of December 31, 2004, the Company has no present arrangement, obligation or specific intention to issue shares of our Preferred Stock to any person, however the Board of Directors does have the express authority, without further shareholder approval, to issue shares of Preferred Stock without the further approval by, or prior knowledge of, the shareholders.

All remaining shares of Preferred Stock not so specifically designated may be designated in the future by action of the Board of Directors of the Corporation and otherwise in accordance with the applicable provisions of the Nevada Revised Statutes of the State of Nevada.

Private Placement Offerings

On June 4, 2004, the Company sold 133,333 shares of its common stock for $1.50 per share to an accredited investor pursuant to a private placement offering receiving proceeds of $200,000. Pursuant to the offering, the investor has the right to demand registration of the 133,333 shares one year from the date of purchase.

On July 20, 2004, the Company sold 46,667 shares of its common stock for $1.13 per share to an accredited investor pursuant to a private placement offering receiving proceeds of approximately $51,000. Pursuant to the offering, the investor has the right to demand registration of the 46,667 shares one year from the date of purchase.

Note Receivable - Stockholder

On May 9, 2003, the Company’s board of directors authorized The Tiger Fund’s purchase of an additional 1,298,452 shares of Common Stock upon their issuance of an approximately $20,000 promissory note to the Company, subsequent to which, the Tiger Fund owned the maximum number of shares permitted by the Tiger Fund Stock Purchase Agreement. The note accrues interest annually at a rate equal to the 90 day treasury rate published in the Wall Street Journal on January 1st of each year, an effective rate of 1% at December 31, 2004, with all principal and interest due in forty-eight (48) months.

Pursuant to the Adsouth Acquisition, the Tiger Fund, Inc. committed to provide the Company with a total of $1 million in equity funding during 2004. Originally, the Tiger fund was to receive a warrant to purchase 133,333 shares of Common Stock at $15 per share for its $1 million investment. On March 31, 2004 the Company and the Tiger Fund entered into an amended agreement pursuant to which the Tiger Fund, Inc. purchased 333,333 shares of common stock for $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 157,894 shares of common stock and the $650,000 promissory note was cancelled.

Stock Repurchase Plan

On July 23, 2004 the Company’s board of directors authorized the purchase of up to $500,000 of its common stock from time to time in open market transactions. The repurchase program did not have a specified duration. As of December 31, 2004, the Company had not purchased any shares.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

10.	Stock-Based Compensation

Deferred Stock-based Compensation

Pursuant to a management agreement entered into on December 22, 2003 between Strategy Partners, Inc., a related party, and the Company then known as Zenith Technology, Inc., the Company authorized the issuance of 347,800 shares of Common Stock valued at approximately $2.25 per share to Strategy Partners as payment for the first twelve months of their management consulting services. These shares had a fair value of $783,000, the amount which was expensed in 2004.

On May 4, 2004, the Company granted to a consultant 41,667 shares of Common Stock having a fair value of $100,000, the amount which was expensed in 2004.

On July 12, 2004, the Company granted to a consultant a stock option to purchase 133,333 shares of common stock for $.98 per share, all of which were exercised on September 15, 2004. The fair value of the option was $30,000, the amount which was expensed in 2004.

On July 12, 2004, the Company granted to a consultant a stock option to purchase 16,667 shares of common stock for $.0015 per share, all of which were exercised on September 16, 2004 and an option to purchase 13,333 shares of common stock for $.90 per share, all of which remain unexercised as of September 30, 2004. The fair value of the options was $24,000, the amount which was expensed in 2004.

On August 25, 2004, the Company granted to a company 16,667 shares of Common Stock having a fair value of $30,000, the amount which was expensed in 2004.

On September 8, 2004, the Company granted to a consultant a stock option to purchase 200,000 shares of common stock for $1.38 per share, all of which remain unexercised as of December 31, 2004, 2004. The fair value of the option was $24,000, the amount which was expensed in 2004.

The amount expensed for the stock and option grants described in the preceding six paragraphs for the year ended December 31, 2004 was $991,000.

Stock Grants

On January 4, 2004, the Company granted 669,333 shares of common stock to employees including 666,667 shares issued to its executive officers. The fair value of each share on January 4, 2004 was $2.40 resulting in stock-based compensation expense of $1.606 million.

On February 20, 2004, the Company granted 50,000 shares of common stock to non-employee consultants. The fair value of each share on February 20, 2004 was $1.95 resulting in stock-based compensation expense of $98,000.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

On February 27, 2004, the Company granted 1,124,000 shares of common stock to employees and non-employee consultants including 890,667 shares issued to its executive officers, 20,000 shares issued to a non-employee consultant and 213,333 shares issued to the managing director of the Strategy Partners. The fair value of each share on February 27, 2004 was $1.35 resulting in stock-based compensation expense of $1.526 million.

On March 1, 2004, the Company granted 26,667 shares of common stock to an executive officer. The fair value of each share on March 1, 2004 was $1.65 resulting in stock-based compensation expense of $44,000.

On March 18, 2004, the Company granted 35,063 shares of common stock to employees including 32,841 shares issued to its executive officers. The fair value of each share on March 18, 2004 was $3.38 resulting in stock-based compensation expense of $118,000.

On March 31, 2004, the Company granted 40,000 shares of common stock to employees and non-employee consultants including 33,333 shares issued to an executive officer, 6,667 shares issued to non-employee consultants. The fair value of each share on March 31, 2004 was $3.08 resulting in stock-based compensation expense of $103,000.

Stock Options

On February 27, 2004, the Company issued to executive officers, options to purchase 766,667 shares of common stock at a price of $1.35 per share, the fair value of such shares on February 27, 2004, resulting in no stock-based compensation expense.

On May 4, 2004, the Company issued to a consultant an option to purchase 53,333 shares of common stock at a price of $2.45 per share. The fair value of each share on May 4, 2004 was $1.95 per share resulting in no stock-based compensation.

Warrants

On January 28, 2004, the Company issued to certain former shareholders of the Company in order to settle a claim for such warrants that was purported to exist prior to the Adsouth Acquisition, warrants to purchase an aggregate of 9,076 shares of common stock at a price of $30.00 per share. The fair value of each share on January 28, 2004 was $3.30 resulting in no stock-based compensation expense.

On May 11, 2004, the Company issued a warrant to purchase an aggregate of 52,444 shares of common stock at a price of $3 per share. The fair value of each share on May 11, 2004 was $2.25 resulting in no stock-based compensation expense.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

11.	Segment Information

The Company’s operating activity consists of two operating segments, Advertising and Products. Segment selection is based upon the organizational structure that the Company’s management uses to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure. The Advertising sector consists of the placement of advertising, the production of advertising and creative advertising consulting. The Products sector includes all activities related to the sale of the DermaFresh product line. Certain corporate and general expenses of the Company are allocated to the Company’s segments based on an estimate of the proportion that such allocable amounts benefit the segments.

12.	Related Party Transactions

On January 4, 2004, pursuant to the Adsouth Acquisition, the Company, The Tiger Fund, Adsouth, Inc., John P. Acunto, Jr. and Angela E. Acunto entered into a share exchange transaction, pursuant to which The Tiger Fund transferred 1,866,667 shares of Common Stock it owned to Mr. John P. Acunto, Jr. and Ms. Angela E. Acunto, who were the two shareholders of Adsouth, Inc., in exchange for their 100% equity ownership in Adsouth, Inc. Upon the completion of the Adsouth Acquisition, control of the Company had changed whereby Mr. John P. Acunto, Jr. and Ms. Angela Acunto owned more than 50% of the total issued and outstanding Common Stock.

On May 9, 2003, the Company’s board of directors authorized The Tiger Fund’s purchase of 1,298,452 shares of common stock upon their issuance of a $19,477 promissory note to the Company.. The note accrues interest annually at a rate equal to the 90 day treasury rate published in the Wall Street Journal on January 1st of each year, an effective rate of 1% at December 31, 2004, with all principal and interest due in forty-eight (48) months.

Pursuant to the Adsouth Acquisition, The Tiger Fund, Inc. committed to provide the Company with a total of $1 million in equity funding during 2004. Originally, The Tiger fund was to receive a warrant to purchase 133,333 shares of Common Stock at $15 per share for its $1 million investment. On March 31, 2004 the Company and The Tiger Fund entered into an amended agreement pursuant to which The Tiger Fund, Inc. purchased 333,333 shares of common stock for $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 175,439 shares of common stock and the $650,000 promissory note was cancelled.

13.	New Authoritative Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. In December 2003, the FASB issued Interpretation No. 46(R) (“FIN 46R”) which revised certain provisions of FIN 46. Publicly reporting entities that are small business issuers must apply FIN 46R to all entities subject to FIN 46R no later than the end of the first reporting period that ends after December 15, 2004 (as of December 31, 2004, for a calendar year enterprise). The effective date includes those entities to which FIN 46 had previously been applied. However, prior to the application of FIN 46R, a public entity that is a small business issuer shall apply FIN 46 or FIN 46R to those entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for a calendar year enterprise). The adoption of FIN 46 or FIN 46R did not have a material effect on the Company’s consolidated financial position or results of operations.

In April 2003, SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”) was issued. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material effect on the Company’s consolidated financial position or results of operations.

During 2003, SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”) was issued. SFAS 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). The provisions of SFAS 150 are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of July 1, 2003. On October 29, 2003, the FASB voted to indefinitely defer the effective date of SFAS 150 for mandatorily redeemable instruments as they relate to minority interests in consolidated finite-lived entities through the issuance of FASB Staff Position 150-3.

In December 2003, a revision of SFAS 132 “Employers’ Disclosures about Pensions and Other Postretirement Benefits” was issued, revising disclosures about pension plans and other post retirements benefits plans and requiring additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4 - Inventory Pricing”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively.

The Company expects that the adoption of the new statements will not have a significant impact on its financial statements.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” Statement 123(R) will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. Currently the Company recognizes the expense of options, or similar instruments, issued to employees using the intrinsic value based method. The Company is evaluating the impact this statement may have on its financial statements.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

14.	Subsequent Events

(a) On January 13, 2005, the Company entered an asset purchase agreement to acquire assets of Miko Brands, LLC. The Miko Brand products consist of a line of marinade and dressing sauces. Pursuant to the asset purchase agreement, the Company issued 63,333 shares of common stock to the sole member of Miko Brands, LLC. The Company entered into a consulting agreement with Miko’s sole member pursuant to which the Company granted to him an option to purchase 26,667 shares of common stock for $1.31 per share, being the fair market value on the date of grant. In addition, the Company entered into a manufacturing license agreement with a entity formed by Miko’s sole member which grants that entity certain manufacturing rights for the Miko brand.

(b) On January 25, 2005, the Company granted to a consultant an option to purchase 185,185 shares of common stock for $.60, which was exercised on January 26, 2005. The option grant resulted in approximately $85,000 of expense, which will be charged to the statement of operations during 2005.

(c) On February 18, 2005, the Company executed an amendment to a $250,000 promissory note originally issued on July 8, 2004. The original terms of the note required payment of the note January 8, 2005. This amended note provided for the payment of the note in installments through May 2005. This note has been paid in full.

(d) On February 17 and 22, 2005, the Company completed a private placement of its securities pursuant to subscription agreements with ten accredited investors. Pursuant to the subscription agreements, the Company sold to the investors, for $810,100, (i) its 10% convertible notes due December 2006 in the aggregate principal amount of $810,100, (ii) 1,620,200 shares of Common Stock, and (iii) warrants to purchase 675,083 shares of common stock at an exercise price of $1.28 per share. The notes are convertible into common stock at the fixed conversion price of $.60 per share at any time. Atlas Capital Services, LLC served as placement agent for the financing. As compensation for its services as placement agent, the Company paid Atlas a fee of 10% of the gross proceeds raised in the private placement, warrants to purchase 135,017 shares of common stock at an exercise price of $.60 per share. The Company also paid the subscribers’ legal expenses. In connection with the Company’s engagement of Atlas, it issued to Atlas an option to purchase 33,333 shares of common stock for nominal consideration. This option was exercised at or about the closing of the private placement. These notes and warrants were exchanged or cancelled in connection with the June 2005 private placement. See Note 14(k). The Company will incur a loss approximating $90,000 from the extinguishment of the convertible notes in the second quarter of 2005.

(e) On March 14, 2005, the board of directors approved a one-for-fifteen share reverse split of the Company’s common stock and a proportionate reduction of the authorized shares outstanding. On March 25, 2005, the effective date of the reverse split, the numbers of authorized shares of common stock, par value $.0001 per share was reduced to 33,333,333. All share information and per share amounts presented in these consolidated financial statements are presented as if the aforementioned reverse split was effective for all periods presented.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

15.	Subsequent Events (Unaudited)

(a) On April 13, 2005 the Company’s board of directors adopted and on June 16, 2005, the board of directors amended and restated the 2005 Long-Term Incentive Plan covering 1,870,000 share of common stock (the “2005 Plan”). The 2005 Plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2005 Plan is to be administered by a committee of three directors of which a majority is to be independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. Each newly elected independent director receives, at the time of his election, a five-year option to purchase 50,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 10,000 shares of common stock on April 1st of each year, commencing April 1, 2006 to each independent director. Pursuant to the 2005 Plan, the Company granted options to purchase an aggregate of 298,628 shares of common stock, including options to purchase 49,314 shares of common stock which were issued to each of Mr. Acunto and Mr. Wingeier pursuant to their employment agreements.

(b) On April 13, 2005, the Company entered into a one year investors relations consulting agreement with Alliance Advisors, LLC. Under the terms of the investor relations consulting agreement the Company will pay Alliance Advisors, LLC $7,000 per month and granted the firm an option to purchase 200,000 shares of common stock for $.79 per share, the market price on the date of grant, pursuant to the 2005 Plan. The value of the stock option on the date of grant using the Black-Scholes option valuation formula approximates $99,000 which will be amortized over the 12 month term of the investor relations consulting agreement.

(c) On May 16, 2005 and May 20, 2005, the Company completed a private placement of its securities pursuant to a subscription agreement with two accredited investors. Pursuant to the subscription agreement, the Company sold to the investors, for $650,000, (i) its 12% convertible note due March 15, 2007 in the principal amount of $650,000, (ii) 270,833 shares of common stock, and (iii) warrants to purchase 812,500 shares of common stock at an exercise price of $1.275per share. The notes are convertible into common stock at the fixed conversion price of $.60 per share at any time. These notes and warrants were exchanged in connection with the June 2005 private placement. See Note 14(k).

In connection with the placement, the Company paid fees equal to 10% of the gross proceeds raised in the private placement and warrants to purchase 125,000 shares of common stock at an exercise price of $.48 per share. The Company also reimbursed the investor for legal fees and expenses of $10,000.

(d) On June 16, 2005, the Company created the Series B Preferred Stock. The certificate of designation provides that:

•	Each share of Series B Preferred Stock is convertible into nine shares of Common Stock.

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

•
If, within two years after the closing, the Company issues Common Stock or options, warrants or other convertible securities at a price or with a conversion or exercise price less than the conversion price (initially $.30), with certain specified exceptions, the number of shares issuable upon conversion of one share of Series B Preferred Stock is adjusted, using a weighted average formula, to reflect such issuance.

•	No dividends are payable with respect to the Series B Preferred Stock.

•	While the Series B Preferred Stock is outstanding, the Company may not pay dividends on or redeem shares of Common Stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Series B Preferred Stock are entitled to a preference of $2.70 per share before any distributions or payments may be made with respect to the Common Stock or any other class or series of capital stock which is junior to the Series B Preferred Stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•	The holders of the Series B Preferred Stock have no voting rights.

•
Without the approval of the holders of 75% of the Series B Preferred Stock, the Company will not (a) alter or change the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designation relating to the Series B Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Preferred Stock, or any class or series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series B Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series B Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

•
In the event the Company does not deliver a stock certificate upon conversion of the Series B Preferred Stock in a timely manner, as set forth in the Certificate of Designation, the Company must pay the converting holder liquidated damages.

The holders of the Series B Preferred Stock may not convert the Series B Preferred Stock to the extent that such conversion would result in the holders owning more than 4.9% of the outstanding common stock. This limitation may not be amended without the consent of the holders of a majority of the outstanding common stock.

(e) On June 16, 2005, the Company’s board of directors approved, subject to stockholder approval, an amendment to its articles of incorporation which would:

•	Eliminate the series A convertible preferred stock;

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

•
Increase the number of authorized shares of preferred stock to 10,000,000 shares, with the board of director having the right to determine the rights, preferences, privileges and limitations of one or more series the preferred stock, and

•	Increase the number of authorized shares of common stock to 60,000,000 shares.

In connection with the sale of series B preferred stock in June 2005, the Company also agreed that, upon the effectiveness of the increase in the authorized preferred stock, it would increase the number of authorized shares of series B preferred stock from 1,500,000 shares to 3,000,000 shares. In the subscription agreement relating to the purchase of the series B preferred stock, the investors agreed to approve this increase in authorized series B preferred stock.

(f) On June 17, 2005, the Company completed a private placement of its Series B Preferred Stock with common stock purchase warrants pursuant to a purchase agreement with Barron Partners, LP, Vestal Venture Capital and Richard Molinsky. Pursuant to the purchase agreement:

•
Barron Partners purchased 925,926 shares of Series B Preferred Stock and warrants to purchase 9,058,780 shares of the common stock, par value $.0001 per share (“Common Stock”), for a purchase price of $2,500,000;

•
Vestal purchased 281,942 shares of Series B Preferred Stock and warrants to purchase 2,758,378 shares of common stock in exchange for the cancellation of (i) principal and interest on the Company’s promissory notes payable to Vestal in the total principal amount of $750,000, (ii) warrants to purchase a total of 875,000 shares of common stock, and (z) 550,000 shares of Common Stock, all of which were issued to Vestal in the Company’s February and May 2005 private placements.

•
Mr. Molinsky purchased 18,689 shares of Series B Preferred Stock and warrants to purchase 182,842 shares of common stock in exchange for the cancellation of (i) principal and interest on the Company’s promissory note payable to him in the principal amount of $50,000, (ii) warrants to purchase a total of 62,500 shares of Common Stock, and (iii) 20,833 shares of Common Stock, all of which were issued to Mr. Molinsky in the Company’s May 2005 private placement.

•
No investors may convert the Series B Preferred Stock or exercise warrants to the extent that the conversion or exercise would result in the investor owning more than 4.9% of the outstanding common stock. This limitation may not be amended without the consent of the holders of a majority of the outstanding common stock.

•
Additional shares of Series B Preferred Stock are to be issued to the investors if the Company’s fully-diluted earnings per share of common stock, computed as provided in the purchase agreement, is $.167 or less for the year ending December 31, 2005

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

•
The Company agreed that, within 45 days from the closing date, June 17, 2005, it will have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors. Failure of the Company to meet these requirements would results in the payment of liquidated damages that are to be paid by the issuance of additional shares of Series B Preferred Stock.

•
The Company and the investors entered into a registration rights agreement pursuant to which the Company agreed to file, within 30 days after the closing, a registration statement covering the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages.

•
Mr. John C. Cammarano, Jr., president and, effective June 17, 2005, chief executive officer, and Mr. Anton Lee Wingeier, chief financial officer, each agreed that (i) he would not publicly sell any shares of the Company’s common stock during the two-year period commencing on the date of the purchase agreement, (ii) notwithstanding any contrary provisions of any employment agreement or other understanding, he will not receive any bonus except for a bonus based on growth in earnings per share as determined by a compensation committee of the board of directors the majority of members of which are independent directors and (iii) in the event of a termination of his employment, other than a termination by us that is not for cause or as a result of his death or disability, his severance will not exceed one year’s compensation.

•
The Company’s board of directors approved and agreed to submit to the Company’s stockholders for their approval, an amendment to the Company’s articles of incorporation to (i) eliminate the Series A Convertible Preferred Stock and give the board of directors the right to determine the rights, preferences, privileges and limitations of the 3,500,000 shares of preferred stock presently designated as Series A Convertible Preferred Stock and (ii) increase the number of authorized shares of preferred stock to 10,000,000 shares and increase the number of authorized shares of Common Stock to 60,000,000 shares.

•
The Company agreed that, upon the effectiveness of the increase in the authorized preferred stock, it would increase the number of authorized shares of Series B Preferred Stock from 1,500,000 shares to 3,000,000 shares. The investors agreed to consent to such increase.

The warrants issued to the investors have a term of five years, commencing June 17, 2005, and have exercise prices of $.65 as to 2,500,000 shares, $1.20 as to 2,500,000 shares, $1.50 as to 3,500,000 shares and $1.80 as to 3,500,000. If, while the warrants are outstanding, the Company issues Common Stock or options, warrants or other convertible securities at a price or with a conversion or exercise price less than the exercise price, with certain specified exceptions, the exercise price of the warrants will be

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

reduced using a weighted average formula, to reflect such issuance. The reduction in the exercise price pursuant to this provision will not result in an increase in the number of shares of Common Stock issuable upon such exercise.

Atlas Capital Services, LLC served as placement agent for the financing. As compensation for its services as placement agent, the Company paid Atlas a fee of $125,000 and issued to Atlas and its designees warrants to purchase 300,000 shares of common stock at $.30 per share. Liberty Company Financial, LLC served as financial advisor to Barron, and the Company paid Liberty Company Financial a fee of $125,000 and issued to Liberty warrants to purchase 333,333 shares of common stock at $.30 per share. The Company also reimbursed Barron Partners for its legal fees and other expenses in the amount of $50,000.

At the closing of the June 2005 private placement, the Company paid a total of $792,120 to the holders of the Company’s notes in the principal amount of $660,100. The subscription agreements relating to the issuance of the notes gives the Company the right to redeem the notes at a premium and gives the holders of the notes the right to demand redemption of the notes at a premium. In connection with the payment, the noteholders also cancelled warrants to purchase 550,087 shares of common stock. As a result of the payment of this debt and the exchange of debt pursuant to the Purchase Agreement, the Company removed debt in the principal amount of $1,460,100. The remainder of the net proceeds to the Company, estimated at approximately $1.3 million, will be used for working capital and other corporate purposes.

(g) On June 17, 2005, in connection with the private placement, the Company entered into a consulting agreement with John P. Acunto, Jr. Pursuant to the consulting agreement:

•	Mr. Acunto, who was chairman of the board, chief executive officer and a director, resigned as an officer and director of the Company.

•
Mr. Acunto agreed to serve on a substantially full-time basis as a consultant to the Company with principal emphasis in marketing the Company’s advertising and direct mail business for a term of three years and continuing thereafter on a year-to-year basis unless terminated by either Mr. Acunto or the Company on 90 days prior written notice.

•
As compensation for his services, Mr. Acunto received an initial payment of $200,000, and he will receive a non-refundable monthly draw of $17,000 against commissions earned. The $200,000 initial payment will be expensed over the term of the consulting agreement, and the $17,000 will be a monthly expense beginning July 2005.

•	The Company agreed to pay Mr. Acunto a commission equal to 5% of the gross profit on covered accounts, as defined in the agreement.

•
The Company granted Mr. Acunto a non-qualified stock option to purchase 2,000,000 shares of common stock at an exercise price of $.65 per share, which is exercisable immediately (subject to an increase in the number of authorized shares of Common Stock) as to 500,000

Adsouth Partners, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2004
(Information for the Three Months Ended March 31, 2005 and 2004 are Unaudited)

shares and thereafter in quarterly installments based on the Company’s gross profit for the quarter. The fair value of the option, as calculated pursuant to the Black-Scholes option valuation formula approximates $480,000 which will be expensed over the term of the consulting agreement.

•	Mr. Acunto agreed to a restriction on his ability to compete with the Company or solicit its employees or clients.

•
Mr. Acunto agreed and obtained the agreement of his wife not to sell any of the 933,334 shares of common stock that each of them received in the reverse merger in January 2004 prior to June 17, 2007 and that during such two-year period they would not sell any other shares of common stock owned by them except with the limitations of Rule 144 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

•	Commencing June 17, 2007, Mr. and Mrs. Acunto will continue to be restricted to the Rule 144 limitation as long as they own, in the aggregate, at least 10% of the Company’s outstanding common stock.

•
Mr. Acunto has the right, during the term of the agreement, to designate one individual reasonably acceptable to the Company to serve as a director provided that such person meets the test for independence under the rules of the Nasdaq Stock Market.

•
The obligations of both Mr. Acunto and the Company under Mr. Acunto’s employment agreement were terminated, except for certain specified obligations on Mr. Acunto’s part, including his non-disclosure and non-competition covenants.

Contemporaneously with Mr. Acunto’s resignation, Mr. John C. Cammarano, Jr., who is the Company’s president, was elected as chief executive officer and was granted non-qualified stock options to purchase 800,000 shares of common stock at $.65 per share. Mr. Cammarano will continue to serve as the Company’s president. The intrinsic value of the option issued to Mr. Cammarano approximates $8,000 which will be expensed as the option vests. The expense related to this option for the second quarter of 2005 will approximate $4,000. Mr. Cammarano’s annual compensation was increased to $250,000, effective June 17, 2005.

(h) On July 8, 2005, our litigation with Plan*It Strategic Marketing, Inc. (See Note 8) was dismissed with prejudice following our payment of $25,000, which will be expensed in the second quarter of 2005.

(i) As of June 27, 2005, we entered into a three-year employment agreement with a key marketing employee at an annual salary of $145,000. In connection with her employment, we granted her an option to purchase 500,000 shares of Common Stock pursuant to the 2005 Plan at an exercise price of $.65.

(j) The board of directors has terminated its stock repurchase plan. See Note 9.

Part II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Company’s articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS Sections 78.7502, 78.751 and 78.752 provide broad indemnification for officers and directors, as follows:

Subsection 1 of NRS 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of NRS 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2)

described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of NRS 78.751 provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of NRS 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained. Subsection 2 of NRS 78.751 provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of NRS 78.751 provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under Subsection 2 of NRS 78.751, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators. NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Article VI of the Company’s by-laws provide for indemnification of officers and directors as follows:

Subject to the limitations of law, if any, the Company shall have the power to indemnify any director, officer, employee and agent of the Company who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of to procure a judgment in its favor against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceedings, provided that the Board shall find that the director, officer, employee or agent acted in good faith and in a manner which such person reasonably believed in their best interests of the Company and, in the case of criminal proceedings, had no reasonable cause to believe the conduct was unlawful. The termination of any proceeding by judgment order, settlement, conviction or upon a plea of nolo contendere shall not, of itself create a resumption that such person did not act in good faith and in a manner which the person reasonably believed to be in the best interest of the Company or that such person had reasonable cause to believe such person’s conduct was unlawful.

Subject to the limitations of law, if any, the Company shall have the power to indemnify any director, officer, employee and agent of the Company who was or is threatened to be made a party to any threatened, pending or completed legal action by or in the right of the Company to procure a judgment in its favor, against expenses actually and reasonable incurred by such person in connection with the defense or settlement, if the Board of Directors determine that such person acted in good faith, in a manner such person believed to be in the best interest of the Company and with such care, including reasonable inquiry, as an ordinarily prudent person would use under similar circumstances.

Expenses incurred in defending any proceeding may be advanced by the Company prior to the final disposition of such proceeding upon receipt of an undertaking by or on its behalf of any officer, director, employee or agent to repay such amount unless it shall be determined ultimately that the officer or director is entitled to be indemnified as authorized by this article.

The Company shall have power to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Company against any liability asserted against or incurred by the officer, director, employee or agent in such capacity or arising our of such person’s status as such whether or not the Company would have the power to indemnify the officer, or director, employee or agent against such liability under the provisions of Article VI of the by-laws.

Each selling stockholder and the Company have agreed to mutual indemnification provisions with respect to certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933, the Securities Exchange Act of 1934 or state law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	2,831.31
Printing and filing	10,000.00
Legal expenses, including blue sky	25,000.00
Accounting expenses	15,000.00
Miscellaneous	2,168.69
Total	55,000.00
* Estimated.

Item 26. Recent Sales of Unregistered Securities

On May 9, 2003, our board of directors authorized The Tiger Fund’s purchase of 1,298,452 shares of common stock for which The Tiger Fund issued its $19,477 promissory note. The note accrues interest annually at a rate equal to the 90 day treasury rate, an effective rate of 1% at December 31, 2004, with all principal and interest due in May 2007. In connection with the reverse acquisition, The Tiger Fund committed to provide us with $1,000,000 in equity funding during 2004. Originally, The Tiger Fund was to receive a warrant to purchase 133,333 shares of common stock at $15 per share for its $1 million investment. On March 31, 2004, we and The Tiger Fund entered into an amended agreement pursuant to which The Tiger Fund purchased 333,333 shares of common stock for $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 157,894 shares of common stock and the $650,000 promissory note was cancelled.

On June 4, 2004, we sold 133,333 shares of our common stock for $1.50 per share to an accredited investor for $1.50 per share, for a total of $200,000.

On July 20, 2004, we sold 46,667 shares of our common stock for $1.13 per share to an accredited investor for $1.13 per share, for a total of $52,500.

On February 17 and 22, 2005, we completed a private placement of its securities pursuant to subscription agreements with ten accredited investors. Pursuant to the subscription agreements, we sold to the investors, for $810,100, (i) our 10% convertible notes due December 2006 in the aggregate principal amount of $810,100, (ii) 1,620,200 shares of common stock, and (iii) warrants to purchase 675,083 shares of common stock at an exercise price of $1.28 per share. Atlas Capital Services, LLC served as placement agent for the financing. As compensation for its services as placement agent, we paid Atlas a fee of 10% of the gross proceeds raised in the private placement and warrants to purchase 135,004 shares of common stock at an exercise price of $.60 per share. We also paid the investors’ legal expenses. This transaction is described in greater detail under the caption “Selling Stockholders” in the prospectus.

In February 2005, contemporaneously with the closing of the private placement described in the preceding paragraph, we issued 33,334 shares of common stock for nominal consideration to Atlas Capital Services, LLC, the private placement agent for the private placement described in the preceding paragraph.

In April 2005, we adopted the 2005 stock option plan, covering 1,000,000 shares of common stock. We granted options to purchase 200,000 shares of common stock at an exercise price of $.778, being the market price on the date of grant, to a consultant. In June 2005, we granted options to purchase 49,314 shares of common stock at an exercise price of $.74 to Mr. John P. Acunto, Jr. and Mr. Anton Lee Wingeier pursuant to their employment agreements.

In May 2005, we completed a private placement of our securities pursuant to a subscription agreement with two accredited investor. Pursuant to the subscription agreement, we sold to the investor, for $600,000, (i) our 12% convertible note due March 15, 2007 in the principal amount of $600,000, (ii) 250,000 shares of common stock, and (iii) warrants to purchase 750,000 shares of common stock at an exercise price of $1.275 per share. In connection with the placement, we paid fees of $36,000 to Atlas and $24,000 to Dawson James Securities, Inc. and issued and warrants to purchase 75,000 shares and 50,000 shares of common stock at an exercise price of $.48 per share to Atlas and its designees and to Dawson James, respectively. The Company also reimbursed the investor for legal fees and expenses of $10,000.

On June 17, 2005, we completed a private placement of our series B preferred stock with common stock purchase warrants with three accredited investors. Pursuant to the agreement, one investor purchased 925,926 shares of series B preferred stock and warrants to purchase 9,058,780 shares of the common stock for $2,500,000, and the two selling stockholders who participated in the May 2005 private placement (one of whom participated in the February 2005 private placement) purchased a total of 300,361 shares of series B preferred stock and warrants to purchase 2,941,219 shares of common stock in exchange for the cancellation of (i) principal and interest on $150,000 of the promissory note we issued in February 2005 and the $650,000 promissory notes we issued in May 2005, (ii) warrants to purchase a total of 937,500 shares of common stock issued in the February and May 2005 private placements and (iii) 570,833 shares of common stock which were issued to in the February and May 2005 private placements.

Atlas served as placement agent for the June 2005 private placement. As compensation for its services as placement agent, we paid Atlas a fee of $125,000 and issued to Atlas’s designees warrants to purchase 300,000 shares of common stock at $.30 per share. Liberty Company Financial, LLC served as financial advisor to Barron, and we paid Liberty Company Financial a fee of $125,000 and issued to Liberty warrants to purchase 333,333 shares of common stock at $.30 per share. The Company also reimbursed Barron Partners, one of the investors, for its legal fees and other expenses in the amount of $50,000.

See “Selling Stockholders” in the prospectus for more information concerning the securities issued in the February, May and June private placements.

The securities above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to Sections 4(2) and 4(6) of the Securities Act and Rule 506 of SEC. The securities were sold exclusively to accredited investors as defined by Rule 501(a) under the Securities Act. The stock issuances prior to the reverse acquisition were made by Zenith Technologies, Inc.

During 2004 and 2005, we issued shares of common stock and options to purchase common stock to our officers and other key employees. These shares and the shares issued upon exercise of the warrants have been or will be registered pursuant to the Securities Act on a Form S-8.

Item 27. Exhibits

Exhibit Number	Exhibit Description
3.1	Restated Articles of Incorporation[1]
3.2	By-laws*
4.1	Form of subscription agreement for February 2005 private placement[2]
4.2	Form of warrant issued to broker for February 2005 private placement[2]
4.3	Form of Warrant issued to brokers in May 2005 private placement[3]
4.4	Form of Preferred Stock Purchase Agreement dated June 16, 2004[4]
4.5	Certificate of Designation for the Series B Convertible Preferred Stock[4]
4.6	Form of Warrant issued in the June 2005 private placement[4]
4.7	Registration rights agreement relating to the June 2005 private placement[4]
5	Opinion of Esanu Katsky Korins & Siger, LLP*
10.1	Employment agreement dated as of July 1, 2004 between the Company and John P. Acunto, Jr. [2]

10.2	Employment agreement dated as of July 1, 2004 between the Company and Anton Lee Wingeier[2]
10.3	Employment agreement dated March 18, 2004, between the Company and John Cammarano[4]
10.4.1	Consulting agreement dated June 17, 2005, between the Company and John P. Acunto, Jr. [4]
10.4.2	The Company’s Amended and Restated Stock Incentive Plan[6]
10.5	The Company’s Amended and Restated Management Incentive Program[6]
10.6	The Company’s 2005 Long-term Incentive Plan*
21	Subsidiaries of the Registrant[1]
23.1	Consent of Esanu Katsky Korins & Siger, LLP (Included in Exhibit 5)
23.2	Consent of Marcum & Kliegman, LLP (Page II-9)
*	Previously Filed
[1]	Filed as an exhibit to the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 and incorporated herein by reference.
[2]	Filed as an exhibit to the Company’s current report on Form 8-K which was filed with the Commission on February 22, 2005 and incorporated herein by reference.
[3]	Filed as an exhibit to the Company’s current report on Form 8-K which was filed with the Commission on May 20, 2005 and incorporated herein by reference.
[4]	Filed as an exhibit to the Company’s current report on Form 8-K which was filed with the Commission on June 20, 2005 and incorporated herein by reference.
[6]	Filed as an exhibit to the Company’s information statement dated April 24, 2004, which was filed with the Commission on April 27, 2004 and incorporated herein by reference.

Item 28. Undertakings

(a) The undersigned Company hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration” table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on this 2nd day of August, 2005.

ADSOUTH PARTNERS, INC.

By:	/s/ John Cammarano, Jr.
John Cammarano, Jr.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes John Cammarano, Jr., and Anton Lee Wingeier and each of them acting singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature	Title	Date

/s/ John Cammarano, Jr.	Chairman, Chief Executive Officer	August 2, 2005
John Cammarano, Jr.	and Director
(Principal Executive Officer)

/s/ Anton Lee Wingeier	Chief Financial Officer	August 2, 2005
Anton Lee Wingeier	and Director
(Principal Financial
and Accounting Officer)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form SB-2[File No. 333-126856], of our report dated February 19, 2005, except for Note 14[e] which is as of March 14, 2005 with respect to our audit of the financial statements of Adsouth Partners, Inc. for the year ended December 31, 2004 and the period July 8, 2003 (date of inception) to December 31, 2003, and to the reference to our firm under the heading “Experts” in the Prospectus.

Marcum & Kliegman LLP Certified Public Accountants

New York, New York
July 25, 2005